                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-43251


PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 3, 1998)

LOGO
AMERICAN STORES COMPANY
$500,000,000
Medium-Term Notes, Series B
Due Nine Months or More from Date of Issue

American Stores Company (the "Company") may from time to time offer its Medi-um-Term Notes, Series B (the "Notes") as selected by the initial purchaser and agreed to by the Company, at an aggregate initial offering price not to exceed $500,000,000, or the equivalent thereof in other currencies or currency units. The Company may from time to time authorize an increase in the aggregate ini-tial offering price of Notes to be sold, which Notes will constitute a part of the same series as the $500,000,000 aggregate initial offering price of Notes offered hereby. In addition, the Company may reduce the aggregate initial of-fering price of Notes sold pursuant to this Prospectus Supplement as a result of the sale of other securities of the Company under the Prospectus to which this Prospectus Supplement relates (the "Prospectus"). Each Note will bear in-terest at either a fixed rate (a "Fixed Rate Note"), which may be zero in the case of certain Notes issued at a price representing a discount from the prin-cipal amount payable at maturity, or a floating rate (a "Floating Rate Note") as set forth in a pricing supplement (the "Pricing Supplement") to this Pro-spectus Supplement. The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note (each, as defined herein). See "Descrip-tion of Notes." The Notes will be due nine months or more from their dates of issue. Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be redeemable or subject to repayment at the option of the holder prior to their Stated Maturity Date. If so specified in the applicable Pricing Supplement, the Notes will be subject to redemption at the option of the Company, repayment at the option of the holder or repurchase by an Agent (as defined below) or a third party, prior to maturity. Each Note will be de-nominated in U.S. dollars or in other currencies or currency units (the "Spec-ified Currency"), as set forth in the applicable Pricing Supplement. See "Im-portant Currency Information" and "Currency Risks."

Unless otherwise specified in the applicable Pricing Supplement, the Notes of-fered hereby will be issued in global or definitive form in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000. If Notes are issued as Book-Entry Notes (as defined below), a global security (a "Global Security") representing Book-Entry Notes will be registered in the name of the nominee of The Depository Trust Company ("DTC") , which will act as Depositary. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its par-ticipants. Except as described in the Prospectus under "Description of Notes -- Book-Entry System," owners of beneficial interests in a Global Security will not be considered the holders thereof and will not be entitled to receive physical delivery of Notes in definitive form, and no Global Security will be exchangeable except for another Global Security of like denomination and terms to be registered in the name of DTC or its nominee.

Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note will be payable semiannually in arrears and at maturity or upon earlier redemption or repayment. The Interest Payment Dates with re-spect to any Fixed Rate Notes will be specified in the applicable Pricing Sup-plement. Interest on each Floating Rate Note will be payable in arrears month-ly, quarterly, semiannually, annually or otherwise as specified in the appli-cable Pricing Supplement, and at maturity. Zero coupon notes will not bear in-terest. Notes may also be issued that do not bear any current interest or that bear interest at a below market rate.

The Specified Currency, any applicable interest rate or rates or formula or formulas, the issue price, the maturity date, any interest payment dates, any redemption and repayment provisions, whether such Note will be a Book-Entry Note or a Certificated Note (as defined below) and any other terms applicable to each Note will be established at the time of issuance of such Note and set forth in the applicable Pricing Supplement.

SEE "RISK FACTOR--CURRENCY RISK" ON PAGE S-3 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OF-FERED HEREBY THAT ARE DENOMINATED IN, OR THE PAYMENT OF WHICH IS RELATED TO THE VALUE OF, A SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE AC-CURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY PRIC-ING SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OF-FENSE.

-------------------------------------------------------------------------------

          PRICE TO     AGENTS'             PROCEEDS TO
          PUBLIC(1)    COMMISSIONS(2)      COMPANY(2)(3)
--------------------------------------------------------------------
Per Note  100%         .125%-.750%         99.875%-99.250%
--------------------------------------------------------------------
Total(4)  $500,000,000 $625,000-$3,750,000 $499,375,000-$496,250,000
--------------------------------------------------------------------

(1)Each Note will be sold at 100% of its principal amount except as otherwise provided in the applicable Pricing Supplement.
(2)The Company will pay the Agents a commission of from .125% to .750%, de-pending upon maturity, of the principal amount of any Note sold through them as agents (or sold to such Agents as principal in circumstances in which no other discount is agreed) with commissions with respect to Notes with maturities in excess of 30 years to be negotiated between the Company and the Agents at the time of sale and set forth in the applicable Pricing Supplement. Any Note sold to an Agent as principal may be resold by such Agent to investors and other purchasers at varying prices related to pre-vailing market prices at the time of resale to be determined by such Agent. The Company may also sell Notes directly to investors on its own behalf, in which case no commission will be payable. The Company has agreed to indem-nify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Supple-mental Plan of Distribution."
(3)Before deduction of expenses payable by the Company in connection with the offering of the Notes estimated to be $600,000.
(4)Subject to reduction as a result of the sale of other securities of the Company under the Prospectus to which this Prospectus Supplement relates.

Offers to purchase Notes are being solicited, on a reasonable efforts basis, from time to time, by the Agents on behalf of the Company. Notes may also be sold to Agents on their own behalf at negotiated discounts. The Company may also sell Notes to any Agent, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale to be determined by such Agent or, if so agreed, at a fixed public offering price. The Company reserves the right to sell Notes directly on its own behalf in those jurisdictions where it is authorized to do so. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Com-pany or the soliciting Agent may reject any offer to purchase Notes in whole or in part. See "Supplemental Plan of Distribution."

J.P. MORGAN & CO.
                  MERRILL LYNCH & CO.
                                     MORGAN STANLEY DEAN WITTER
                                                        SALOMON SMITH BARNEY
March 5, 1998

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE AGENTS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCOR-PORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMA-TION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENTS. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLIC-ITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE NOTES OFFERED HEREBY AND THEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE AP-PLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS, NOR ANY SALE MADE HEREUNDER OR THEREUNDER, SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMA-TION.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

Important Currency Information.............................................  S-3
Risk Factor--Currency Risk.................................................  S-3
Use of Proceeds............................................................  S-3
Description of Notes.......................................................  S-4
Currency Risks............................................................. S-17
Supplemental Plan of Distribution.......................................... S-18
Legal Matters.............................................................. S-19

                                  PROSPECTUS

Available Information.....................................................    2
Forward-Looking Statements................................................    2
Incorporation of Certain Documents by Reference...........................    3
The Company...............................................................    4
Selected Consolidated Financial Data......................................    5
Use of Proceeds...........................................................    6
Ratio of Earnings to Fixed Charges........................................    6
Description of Debt Securities............................................    6
Description of Preferred Stock............................................   16
Description of Common Stock...............................................   17
Description of Depositary Shares..........................................   17
Current Capital Structure.................................................   20
Certain Provisions of the Restated Certificate of Incorporation and
 Restated By-Laws.........................................................   20
Certain U.S. Federal Income Tax Considerations............................   22
Plan of Distribution......................................................   33
Legal Matters.............................................................   35
Experts...................................................................   35

                         IMPORTANT CURRENCY INFORMATION

Until otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for Notes in the Specified Currency in immediately available funds. Currently, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies or currency units and vice versa, and few banks offer non-U.S. dollar checking or savings account facili-ties in the United States. However, if requested by a prospective purchaser of Notes denominated in a Specified Currency other than U.S. dollars, the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dol-lars into such Specified Currency to enable the purchaser to pay for such Notes. Such requests must be made on or before the fifth Business Day preceding the date of delivery of the Notes, or by such other date as determined by such Agent. Each such conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange prac-tice. All costs of exchange will be borne by purchasers of the Notes.

For purposes of determining whether the holders of the requisite principal amount of outstanding Debt Securities have taken or authorized any action under the Senior Debt Indenture, the principal amount of a Note denominated in a Specified Currency other than the U.S. dollar at any time outstanding shall be deemed to be the U.S. dollar equivalent, determined on the basis of the Market Exchange Rate (as defined below) as of the date of the original issuance of such Note, of the principal amount of such Note.

                           RISK FACTOR--CURRENCY RISK

Any investment in Notes that are denominated in, or the payment of which is re-lated to the value of, a Specified Currency other than U.S. dollars entails significant risks that are not associated with a similar investment in a secu-rity denominated in U.S. dollars. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies (or composite currencies) and the possibil-ity of the imposition or modification of exchange controls by either the U.S. or a foreign government. See "Currency Risks."

                                USE OF PROCEEDS

Unless otherwise set forth in the applicable Pricing Supplement, the Company intends to use the net proceeds from the sale of the Notes for general corpo-rate purposes, including the repayment of existing indebtedness, additions to working capital, capital expenditures and acquisitions.

                              DESCRIPTION OF NOTES

The following description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities (as such term is de-fined in the accompanying Prospectus) set forth under the heading "Description of Debt Securities" in the Prospectus, to which description reference is hereby made. The following description will apply to each Note unless otherwise speci-fied in the applicable Pricing Supplement.

GENERAL

The Notes are to be issued under an Indenture (the "Senior Debt Indenture"), dated as of May 1, 1995 between the Company and The First National Bank of Chi-cago, as trustee (the "Senior Trustee"), and will constitute a single series of Debt Securities under the Senior Debt Indenture. Certain provisions of the Se-nior Debt Indenture are summarized in this Prospectus Supplement, but the sum-maries included herein do not purport to be complete and are subject to, and qualified in their entirety by reference to, all the provisions of the Senior Debt Indenture.

The Notes will be unsecured obligations of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

As of the date hereof, the Company has authorized the issuance and sale of up to $500,000,000 aggregate initial offering price (or the equivalent thereof in other currencies or currency units) of Notes. The Company may reduce the aggre-gate initial offering price of Notes sold pursuant to this Prospectus Supple-ment as a result of the sale of other securities of the Company under the Pro-spectus. In addition, the Company may from time to time authorize an increase in the aggregate initial offering price of Notes to be sold, which Notes will constitute a part of the same series as the Notes offered hereby. The U.S. dol-lar equivalent of Notes denominated in a Specified Currency other than U.S. dollars will be determined by the Exchange Rate Agent (as defined below), on the basis of the noon buying rate for cable transfers in New York City, as de-termined by the Federal Reserve Bank of New York (the "Market Exchange Rate"), for such currencies or currency units on the applicable issue dates; provided that in the case of European Currency Units ("ECUs"), the Market Exchange Rate shall be the rate of exchange determined by the Commission of the European Com-munities (or any successor thereto) as published in the Official Journal of the European Communities or any successor publication. Unless otherwise indicated in the applicable Pricing Supplement, currency amounts in this Prospectus Sup-plement, the Prospectus and any Pricing Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars" or "U.S.$").

The Notes will be offered on a continuous basis and will mature nine months or more from the date of issue, as specified in the applicable Pricing Supplement, and may be subject to redemption at the option of the Company, repayment at the option of the holder or repurchase by an Agent or a third party, prior to matu-rity as set forth under "Redemption and Repayment." Each Note will be denomi-nated in U.S. dollars or in such other Specified Currency as specified in the applicable Pricing Supplement. Each Note will be either (i) a Fixed Rate Note, which may bear interest at a rate of zero in the case of a Note issued at an Issue Price (as defined below) representing a discount from the principal amount payable at maturity (a "Zero-Coupon Note"), or (ii) a Floating Rate Note which will bear interest at a rate determined by reference to the interest rate basis or a combination of interest rate bases (the "Base Rate") specified in the applicable Pricing Supplement, which may be adjusted by a Spread and/or Spread Multiplier (each as defined below).

Each Note will be represented by either a Global Security registered in the name of a nominee of DTC (each such Note represented by a Global Security being herein referred to as a "Book-Entry Note") or a certificate issued in defini-tive registered form, without coupons (a "Certificated Note"), as set forth in the applicable Pricing Supplement. Except as set forth in the Prospectus under "Book-Entry System," Book-Entry Notes will not be issuable in certificated form. So long as DTC or its nominee is the registered owner of any Global Secu-rity, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Book-Entry Note or Book-Entry Notes represented by such Global Security for all purposes under the Indenture. It is currently contemplated that all of the Notes will be issued as Book-Entry Notes. See "Book-Entry Sys-tem" below.

Unless otherwise specified in the applicable Pricing Supplement, the authorized denomination of Notes denominated in U.S. dollars will be $1,000 or any larger amount that is an integral multiple of $1,000. The authorized denominations of Notes denominated in a Specified Currency other than U.S. dollars will be set forth in the applicable Pricing Supplement.

The Notes may be issued with the principal amount payable at the Stated Matu-rity Date (as defined below) or the amount of interest payable on an Interest Payment Date, to be determined with reference to an index or indices (e.g., commodities, financial or non-financial indices) set forth in the applicable Pricing Supplement. Holders of such Notes may receive a principal amount at the Stated Maturity Date that is greater or less than the face amount of the Notes depending upon such index. Information as to the method for determining the principal amount payable at the Stated Maturity Date or the amount of interest payable on an Interest Payment Date, as the case may be, the applicable index and certain additional tax considerations will be set forth in the applicable Pricing Supplement.

"Business Day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements: the day is (i) not a day on which banking institutions are authorized or required by law or regulation to be closed in New York City; (ii) if the Note is denominated in a Specified Cur-rency other than U.S. dollars (a) not a day on which banking institutions are authorized or required by law or regulation to close in the principal financial center of the country issuing the Specified Currency (which in the case of ECUs shall be Brussels) and (b) a day on which banking institutions in such finan-cial center are carrying out transactions in such Specified Currency; and (iii) with respect to LIBOR Notes (as defined below), a London Banking Day. "London Banking Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The Notes may be issued as Original Issue Discount Notes. An "Original Issue Discount Note" is a Note, including any Zero Coupon Note, which is issued at a price lower than the principal amount thereof and which provides that upon ac-celeration of the Stated Maturity Date thereof, the amount payable to the holder of such Note will be determined in accordance with the terms of the Note, but will be an amount less than the amount payable at the Stated Maturity Date of such Note. In addition, United States federal income tax rules with re-spect to original issue discount may apply to certain Notes, whether or not such Notes are Original Issue Discount Notes. See "Certain U.S. Federal Income Tax Considerations--U.S. Holders of Debt Securities--Original Issue Discount" in the Prospectus.

The Pricing Supplement relating to each Note will describe the following terms:
(i) the Specified Currency with respect to such Note (and, if such Specified Currency is other than U.S. dollars, certain other terms relating to such Note, including the authorized denominations); (ii) the price (expressed as a per-centage of the aggregate initial offering price thereof) at which such Note will be issued (the "Issue Price"); (iii) the date on which such Note will be issued (the "Original Issue Date"); (iv) the date on which such Note will ma-ture (the "Stated Maturity Date") and whether the Stated Maturity Date may be extended by the Company, and if so, the Extension Periods and the Final Matu-rity Date (as defined below); (v) whether such Note is a Fixed Rate Note or a Floating Rate Note; (vi) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, the interest payment date or dates and, if so specified in the Pricing Supplement, that such rate may be changed by the Company prior to the Stated Maturity Date and, if so, the basis or formula for such change, if any; (vii) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Inter-est Payment Period, the Index Maturity, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread, if any, the Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note and, if so specified in the Pricing Supplement, that any such Spread or Spread Multiplier may be changed by the Company prior to the Stated Maturity Date and, if so, the basis or formula for such change, if any, and whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note"; (viii) whether such Note is an Original Issue Discount Note, and if so, the yield to maturity; (ix) whether such Note may be redeemed at the option of the Company, or repaid at the option of the holder, or repur-chased at the option of an Agent or a third party prior to the Stated Maturity Date and, if so, the provisions relating to such redemption, repayment or re-purchases; (x) whether such Note will be issued initially as a Book-Entry Note or a Certificated Note; (xi) whether such Note will be subject to a Call Option (as defined below) and, if so, the provisions relating to such Call Option;
(xii) any other terms of the Notes which constitute modifications or amendments to the terms of the Notes as described in this Prospectus Supplement; and
(xiii) any other terms of such Note not inconsistent with the provisions of the Senior Debt Indenture. The applicable Pricing Supplement will also describe the material U.S. federal income tax consequences of any Note that is a "contingent payment debt instrument" for U.S. federal income tax purposes.

PAYMENT OF PRINCIPAL AND INTEREST

The principal of and premium, if any, and interest on each Note are payable by the Company in U.S. dollars, unless otherwise specified in the applicable Pric-ing Supplement. If the Specified Currency for a Note is other than U.S. dol-lars, the Company will, unless otherwise specified in the applicable Pricing Supplement, appoint an agent (the "Exchange Rate Agent") to determine the ex-change rate for converting all payments in respect of such Note into U.S. dol-lars in the manner described in the following paragraph and to perform such conversion on behalf of the Company. Notwithstanding the foregoing, the holder of a Note denominated in a Specified Currency other than U.S. dollars may (if the Note and the applicable Pricing Supplement so indicate) elect to receive all such payments in the Specified Currency by delivery of a written request to that effect to the Paying Agent (as defined below), which must be received by the Paying Agent on or prior to the applicable Record Date (as defined below) or at least 15 calendar days prior to maturity or earlier redemption or repayment, as the case may be. Such election shall remain in effect unless and until changed by written notice to the Paying Agent, but the Paying Agent must receive written notice of any such change on or prior to the applicable Record Date or at least 15 calendar days prior to maturity or earlier redemp-tion or repayment, as the case may be. In the absence of manifest error, all determinations by the Exchange Rate Agent shall be conclusive for all purposes and binding on the Company and the holders of Notes. Until the Notes are paid or payment thereof is duly provided for, the Company will, at all times, main-tain a paying agent in New York City capable of performing the duties described herein (the "Paying Agent"). The Company has initially appointed The First Na-tional Bank of Chicago as Paying Agent. An office of the Paying Agent in New York City for all purposes relating to the Notes is located at the date hereof at 14 Wall Street, 8th floor, New York, New York 10005. Certificated Notes may be presented for registration of transfer or exchange at such office of the Paying Agent.

Unless otherwise specified in the applicable Pricing Supplement, in the case of a Note denominated in a Specified Currency other than U.S. dollars, unless the holder has elected otherwise, payment in respect of such Note shall be made in U.S. dollars based upon the exchange rate as determined by the Exchange Rate Agent based on the highest bid quotation in New York City expressed in U.S. dollars received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date, from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars, for settlement on such payment date, in the aggre-gate amount of the Specified Currency payable on such payment date in respect of all Notes denominated in such Specified Currency on which payments are to be made in U.S. dollars. If no such bid quotations are available, payments will be made in the Specified Currency, unless such Specified Currency is unavailable due to the imposition of exchange controls or to other circumstances beyond the Company's control, in which case payment will be made as described below under "Currency Risks--Payment Currency." All currency exchange costs will be borne by the holders of such Notes by deductions from such payments.

Beneficial owners of Book-Entry Notes are expected to be paid in accordance with DTC's and its participants' procedures in effect from time to time as de-scribed in the Prospectus under "Description of Debt Securities--Book-Entry System." Unless otherwise specified in the applicable Pricing Supplement, pay-ments in U.S. dollars of interest on Certificated Notes (other than interest payable at maturity or upon earlier redemption or repayment) will be made by mailing a check to the holder at the address of such holder appearing on the security register for the Notes on the applicable Record Date or, at the option of the Company, by wire transfer to an account maintained by such person with a bank located in the United States. Notwithstanding the foregoing, a holder of $10,000,000 or more in aggregate principal amount of Certificated Notes of like tenor and terms (or a holder of the equivalent thereof in a Specified Currency other than U.S. dollars) shall be entitled to receive such payments in U.S. dollars by wire transfer of immediately available funds, but only if appropri-ate payment instructions have been received in writing by the Paying Agent not less than 15 calendar days prior to the applicable Interest Payment Date. Si-multaneously with the election by any holder to receive payments in a Specified Currency other than U.S. dollars (by written request to the Paying Agent, as provided above), such holder shall provide appropriate payment instructions to the Paying Agent, and all such payments of interest will be made in immediately available funds to an account maintained by the payee denominated in the Speci-fied Currency. Unless otherwise specified in the applicable Pricing Supplement, payments of principal, premium, if any, and interest on the Certificated Notes will be made, if at maturity or upon earlier redemption, then on the maturity date or the date fixed for redemption, as applicable, upon surrender of the Notes accompanied by appropriate wire instructions at the office or agency of the Company maintained for that purpose in New York City and if upon repayment prior to maturity, then on the applicable date for repayment; provided that the holder shall have complied with the requirements for repayment set forth herein and in the Notes. See "Redemption and Repayment."

Unless otherwise specified in the applicable Pricing Supplement, if the princi-pal of any Original Issue Discount Note is declared to be due and payable imme-diately as described in the Prospectus under "Description of Debt Securities-- Events of Default," the amount of principal due and payable with respect to such Note shall be the Amortized Face Amount on such Note as of the date of such declaration. The "Amortized Face Amount" of an Original Issue Discount Note shall be an amount equal to (i) the aggregate principal amount of such Note multiplied by the sum of the Issue Price set forth in the applicable Pricing Supplement plus (ii) the portion of the difference between the Issue Price and the principal amount of such Note that has accrued at the yield to maturity set forth in the Pricing Supplement (computed in accordance with generally accepted United States bond yield computation principles) to such date of declaration, but in no event shall the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

The Record Date with respect to any Interest Payment Date shall be the date (whether or not a Business Day) 15 calendar days (unless otherwise specified in the applicable Pricing Supplement) immediately preceding such Interest Payment Date (as defined below). Interest payable and punctually paid or duly provided for on any Interest Payment Date will be paid to the person in whose name a Note is registered at the close of business on the Record Date immediately preceding such Interest Payment Date; provided, howev-er, that the first payment of interest on any Note with an Original Issue Date between a Record Date and an Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Record Date to the registered holder on such next succeeding Record Date; pro-vided, further, that interest payable at maturity or upon earlier redemption or repayment will be payable to the person to whom principal shall be payable.

All percentages resulting from any calculation will be rounded, if necessary, to the nearest one hundredth-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upward (e.g., 9.876545% (or
 .09876545) being rounded to 9.87655% (or .0987655)) and all currency or cur-rency unit amounts used in or resulting from such calculation will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded up-ward).

FIXED RATE NOTES

Each Fixed Rate Note will bear interest from its Original Issue Date at the rate per annum stated on the face thereof and in the applicable Pricing Supple-ment until the principal amount thereof is paid or payment thereof is duly pro-vided for, except as described below under "Interest Rate Reset" and "Extension of Maturity." Unless otherwise specified in the Pricing Supplement relating to each Fixed Rate Note, interest on such Fixed Rate Note will be payable semiannually in arrears (each such date, with respect to Fixed Rate Notes, an "Interest Payment Date") and at maturity or upon earlier redemption or repay-ment. The Interest Payment Dates with respect to any Fixed Rate Notes will be specified in the applicable Pricing Supplement. Each payment of interest in re-spect of an Interest Payment Date will include interest accrued to but exclud-ing such Interest Payment Date and interest payable at maturity or upon earlier redemption or repayment will include interest to but excluding the date of ma-turity, redemption or repayment, as the case may be. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be com-puted on the basis of a 360-day year of twelve 30-day months.

If any Interest Payment Date or the Stated Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Stated Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

FLOATING RATE NOTES

Each Floating Rate Note will bear interest from its Original Issue Date at rates determined by reference to the Base Rate plus or minus the Spread, if any, and/or multiplied by the Spread Multiplier, if any (each as specified in the applicable Pricing Supplement), until the principal thereof is paid or pay-ment thereof is duly provided for. The interest rate borne by the Floating Rate Notes will be determined as follows:

  (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," or an "Inverse Floating Rate Note" or as having an Addendum at-tached or having "Other Provisions" apply relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and will bear interest as described below or in the ap-plicable Pricing Supplement.

  (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate deter-mined by reference to the applicable Base Rate (a) plus or minus the appli-cable Spread, if any, and/or (b) multiplied by the applicable Spread Multi-plier, if any. Commencing on the initial Interest Reset Date (as specified in the applicable Pricing Supplement), the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in ef-fect for the period, if any, for the date of issue to the initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date (as specified in the applicable Pricing Supplement) to the Stated Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the applica-ble Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

  (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supple-ment, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Base Rate or Base Rates (a) plus or minus the applicable Spread, if any, and/or (b) multi-plied by the applicable Spread Multiplier, if any; provided, however, that unless otherwise speci-fied in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the initial Interest Reset Date will be the Initial Interest Rate.

The "Spread" is the number of basis points (one basis point equals one-hun-dredth of a percentage point) specified in the applicable Pricing Supplement as being applicable to such Note, and the "Spread Multiplier" is the percentage of the related Base Rate or Base Rates applicable to such Floating Rate Note by which such Base Rate or Base Rates will be multiplied to determine the applica-ble interest rate on such Floating Rate Note, as specified in the applicable Pricing Supplement. Any Floating Rate Note may also have either or both of the following: (i) a maximum limitation, or ceiling, on the rate of interest that may accrue during any interest period (the "Maximum Interest Rate") and (ii) a minimum limitation, or floor, on the rate of interest that may accrue during any interest period (the "Minimum Interest Rate"). In addition to any Maximum Interest Rate that may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by New York law, as the same may be mod-ified by United States law of general application. Under present New York law, the maximum rate of interest, with certain exceptions, is 25% per annum on a simple interest basis. The limit may not apply to Floating Rate Notes in which $2,500,000 or more has been invested.

The applicable Pricing Supplement will designate one or more of the following Base Rates as applicable to each Floating Rate Note: (a) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (b) the Federal Funds Rate (a "Federal Funds Rate Note"), (c) the Prime Rate (a "Prime Rate Note"), (d) the CD Rate (a "CD Rate Note"), (e) LIBOR (a "LIBOR Note"), (f) the Treasury Rate (a "Treasury Rate Note"), (g) the CMT Rate (a "CMT Rate Note"), or (h) such other Base Rate as is specified in the applicable Pricing Supplement provided, that with re-spect to a Floating Rate/Fixed Rate Note the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Stated Maturity Date shall be the Fixed Interest Rate, if such rate is specified in the appli-cable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the date immediately preceding the Fixed Rate Commencement Date.

The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually, annually or otherwise (such period being the "Interest Reset Period" for such Note, and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes that reset daily, each Business Day; in the case of the Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, Tuesday of each week (except as herein-after provided); in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes that reset semiannually, the third Wednesday of each of two months of each year, as specified in the applicable Pricing Supple-ment; and in the case of Floating Rate Notes that reset annually, the third Wednesday of the month specified in the applicable Pricing Supplement; provid-ed, however, that with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date shall be postponed to the next day that is a Business Day, except, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day.

Interest on each Floating Rate Note will be payable in arrears monthly, quar-terly, semiannually, annually or otherwise as specified in the applicable Pric-ing Supplement (the "Interest Payment Period"). Except as provided below or in the applicable Pricing Supplement, the date or dates on which interest will be payable (each such date, with respect to Floating Rate Notes, an "Interest Pay-ment Date") will be, in the case of Floating Rate Notes with a monthly Interest Payment Period, the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Payment Period, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes with a semian-nual Interest Payment Period, the third Wednesday of each of the two months specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes with an annual Interest Payment Period, the third Wednesday of the month specified in the applicable Pricing Supplement.

If any Interest Payment Date other than the Stated Maturity Date for any Float-ing Rate Note would otherwise be a day that is not a Business Day, such Inter-est Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Base Rate and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Stated Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due and no interest will accrue on such payment for the period from and after the Stated Maturity Date to the date of such payment on the next succeeding Busi-ness Day.

Interest payments on each Interest Payment Date for Floating Rate Notes (except in the case of Floating Rate Notes that reset daily or weekly) will include ac-crued interest from and including the Original Issue Date or from and including the last day in respect of which interest has been paid, as the case may be, to, but excluding, such Interest Payment Date. Unless otherwise specified in the applicable Pricing Supplement, in the case of Floating Rate Notes that re-set daily or weekly, interest payments will include accrued interest from and including the Original Issue Date or from and including the last date in re-spect of which interest has been paid, as the case may be, to, and including, the Record Date immediately preceding the applicable Interest Payment Date, and at maturity, redemption or repayment the interest payments will include accrued interest from and including the Original Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the Stated Maturity Date or the redemption or repayment date.

Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise speci-fied in the applicable Pricing Supplement, the interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate ap-plicable to such day by 360, in the case of Commercial Paper Rate Notes, Fed-eral Funds Rate Notes, Prime Rate Notes, CD Rate Notes and LIBOR Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes. Unless otherwise specified in the applicable Pricing Supple-ment, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Base Rates will be calculated in each period in the same manner as if only one of the applicable Base Rates ap-plied as specified in the applicable Pricing Supplement. The interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the in-terest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or (ii) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any Maximum Interest Rate or Minimum Interest Rate limitation referred to above and to any adjustment by a Spread or Spread Multiplier referred to above; pro-vided, however, that the interest rate in effect for the period from the Origi-nal Issue Date to the first Interest Reset Date set forth in the applicable Pricing Supplement will be the "Initial Interest Rate" specified in the appli-cable Pricing Supplement.

The "Interest Determination Date" pertaining to an Interest Reset Date for Com-mercial Paper Rate Notes, Federal Funds Rate Notes, Prime Rate Notes, CD Rate Notes or CMT Rate Notes will be the second Business Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a LIBOR Note will be the second London Banking Day preceding such In-terest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note will be the day of the week in which such Interest Reset Date falls on which Treasury bills of the Index Maturity speci-fied on the face of such Note are auctioned. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holi-day, an auction is so held on the preceding Friday, such Friday will be the In-terest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Business Day immediately following such auction date.

Unless otherwise specified in the applicable Pricing Supplement, The First Na-tional Bank of Chicago shall be the calculation agent (in such capacity, the "Calculation Agent") with respect to Floating Rate Notes. Upon request of the holder of any Floating Rate Note, the Calculation Agent will provide the inter-est rate then in effect and, if determined, the interest rate that will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The "Calculation Date," where applicable and unless otherwise specified in the applicable Pricing Supplement, pertaining to an Interest Determination Date will be the first to occur of either (i) the tenth Business Day after such Interest Determination Date or (ii) the Business Day preceding the date any payment is required to be made for any period following the applicable Interest Reset Date. "Index Maturity" is the particular maturity of the type of instru-ment or obligation from which a Base Rate is calculated as specified in the ap-plicable Pricing Supplement.

Unless otherwise specified in the applicable Pricing Supplement, the Calcula-tion Agent shall determine each Base Rate in accordance with the following pro-visions.

Commercial Paper Rate Notes
Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date, the Money Market Yield (calculated as described below) of the rate on such date for com-mercial paper having the Index Maturity specified in the applicable Pricing Supplement as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of such Board of Governors ("H.15(519)"), under the heading "Commercial Paper--Nonfinancial." If such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the Commercial Paper Rate shall be the Money Market Yield of the rate on such Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement (with an Index Maturity of one month or three months being deemed to be equivalent to an Index Maturity of 30 days or 90 days, respectively) as published by the Federal Re-serve Bank of New York in its daily statistical release "Composite 3:30 P.M., Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the Commercial Paper Rate for such Interest Determination Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered rates of three leading dealers of commercial pa-per in New York City (which may include any of the Agents or their affiliates) selected by the Calculation Agent as of 11:00 A.M., New York City time, on such Interest Determination Date, for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA," or the equivalent, from a nationally recognized rat-ing agency; provided, however, that, if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Com-mercial Paper Rate determined as of such Interest Determination Date shall be the Commercial Paper Rate in effect on such Interest Determination Date.

"Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                           D X 360
                  Money Market Yield = --------------- X 100
                                        360 - (D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the Index Maturity.

Federal Funds Rate Notes
Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date, the rate on such Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)" or, if not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determina-tion Date, the Federal Funds Rate shall be the interest rate on such Interest Determination Date as published in Composite Quotations under the heading "Fed-eral Funds/Effective Rate." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the Federal Funds Rate for such Interest Determination Date shall be cal-culated by the Calculation Agent and shall be the arithmetic mean of the rates for the last transaction in overnight Federal Funds, arranged by three leading brokers of Federal Funds transactions in New York City (which may include any of the Agents or their affiliates) selected by the Calculation Agent as of 11:00 A.M., New York City time, on such Interest Determination Date; provided, however, that, if the brokers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate deter-mined as of such Interest Determination Date shall be the Federal Funds Rate in effect on such Interest Determination Date.

Prime Rate Notes
Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date, the rate on such date as is published in H.15(519) under the heading "Bank Prime Loan." If such rate is not published by 3:00 P.M., New York City time, on the Calculation Date per-taining to such Interest Determination Date, the Prime Rate shall be the arith-metic mean of the rates of interest publicly announced by each bank that ap-pears on the display specified as page USPRIME1 on the Reuters Monitor Money Rates Service (or any successor service) or such other page as may replace the USPRIME1 page on the Reuters Monitor Money Rates Service (or any successor service) for the purpose of displaying prime rates or base lending rates of ma-jor United States banks ("Reuters Screen USPRIME1 Page") as such bank's prime rate or base lending rate as in effect for such Interest Determination Date. If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such Interest Determination Date, the Prime Rate shall be the arithmetic mean of the prime rates (quoted on the basis of the actual number of days in the year di-vided by 360) as of the close of business on such Interest Determination Date by four major money center banks in New York City selected by the Calculation Agent. If fewer than four such quotations are so provided, the Prime Rate shall be the arithmetic mean of four prime rates (quoted on the basis of the actual number of days in the year di-vided by 360) as furnished in New York City by the major money center banks, if any, that have provided such quotations and by a reasonable number of sub-stitute banks or trust companies to obtain four such prime rate quotations; provided that such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, having to-tal equity capital of at least U.S. $500 million and being subject to supervi-sion or examination by a United States federal or state authority, selected by the Calculation Agent to quote such rate or rates; provided, however, that if the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting as mentioned in this sentence, the Prime Rate determined as of such Interest Determination Date shall be the Prime Rate in effect on such Interest Determination Date.

CD Rate Notes
Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date, the rate on such In-terest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as such rate is published in H.15(519) under the heading "CDs (Secondary Market)." If such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determination Date, the CD Rate shall be the rate on such Interest Determination Date for negotiable U.S. dollar certifi-cates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Certificate of Deposit." If such rate is not published in either H.15(519) or Composite Quotations by 3:00 P.M., New York City time, on such Calculation Date, the CD Rate for such Interest Determination Date will be calculated by the Calcula-tion Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such Interest Determination Date of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City (which may include any of the Agents or their af-filiates) selected by the Calculation Agent for negotiable U.S. dollar certif-icates of deposit in the denomination of $5,000,000 of major United States money center banks of the highest credit standing in the market for negotiable U.S. dollar certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement. However, if such dealers are not quoting as mentioned in this sentence, the CD Rate deter-mined as of such Interest Determination Date shall be the CD Rate in effect on such Interest Determination Date.

LIBOR Notes
Unless otherwise specified in the applicable Pricing Supplement, for each In-terest Determination Date, "LIBOR" will be determined by the Calculation Agent in accordance with the following provisions:

  (i) With respect to an Interest Determination Date, LIBOR will be deter-mined on the basis of either (a) if "LIBOR Reuters" is specified in the ap-plicable Pricing Supplement, the arithmetic mean of the offered rates (un-less the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in U.S. dollars for the period of the applicable Index Maturity which appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page at approximately 11:00 A.M., London time, on such Interest De-termination Date or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculat-ing LIBOR, the rate for deposits in U.S. dollars for the period of the ap-plicable Index Maturity that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR in respect of such Interest Determination Date shall be determined as if the parties had specified the rate described in (ii) below.

  (ii) With respect to an Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Desig-nated LIBOR Page as described in clause (i), LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars having the Index Maturity designated in the applicable Pricing Supplement are offered at ap-proximately 11:00 A.M., London time, on such Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent (the "Reference Banks") to prime banks in the London interbank market in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quo-tations are provided, LIBOR in respect of such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Determination Date by three ma-jor banks in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks having the Index Maturity designated in the applicable Pricing Supplement in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such Interest Determina-tion Date shall be LIBOR in effect on such Interest Determination Date.

  (iii) "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page or such service (or any successor service)) for the purpose of displaying the Lon-don interbank rates of major banks for U.S. dollars, or (b) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on the Dow Jones Telerate Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page or such service (or any successor service)) for the purpose of displaying the Lon-don interbank rates of major banks for U.S. dollars.

Treasury Rate Notes
Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date, the rate from the auction held on such Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement as such rate is published in H.15(519) under the heading "U.S. Government Securities--Treasury bills--auc-tion average (investment)" or, if such rate is not published by 3:00 P.M., New York City time, on the Calculation Date pertaining to such Interest Determina-tion Date, the Treasury Rate shall be the auction average rate of such Trea-sury bills (expressed as bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury bills having the Index Maturity specified in the ap-plicable Pricing Supplement are not reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such Auction is held in a particular week (or on the preceding Friday, if applicable), the Treasury Rate for such Interest Determination Date shall be calculated by the Calcula-tion Agent and shall be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approx-imately 3:30 P.M., New York City time, on such Interest Determination Date, of three leading primary United States government securities dealers (which may include any of the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided, however, that if the dealers selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Interest Determination Date shall be the Treasury Rate in effect on such Interest Determination Date.

CMT Rate Notes
Unless otherwise indicated in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the heading ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approxi-mately 3:45 P.M.," or any successor heading, under the column for the Desig-nated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the ap-plicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date occurs. In the event such rate is no longer dis-played on the relevant page, or is not displayed prior to 3:00 P.M., New York City time, on the related Calculation Date, the CMT Rate for such Interest De-termination Date shall be such treasury constant maturity rate for the Desig-nated CMT Maturity Index as published in the relevant H.15(519) or any succes-sor publication. If such rate is no longer published, or is not published by 3:00 P.M., New York City time, on the related Calculation Date, the CMT Rate for such Interest Determination Date shall be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for such Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calcu-lation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519) or any successor publication. If such information is not provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 P.M., New York City time, on such Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in New York City (which may include any of the Agents or their affiliates) selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the high-est quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Trea-sury Note quotations, the CMT Rate for such Interest Determination Date shall be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approxi-mately 3:30 P.M., New York City time, on such Interest Determination Date of three Reference Dealers in New York City (from five such Reference Dealers se-lected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original ma-turity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate shall be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes shall be eliminated; provid-ed, however, that if fewer than three Reference Dealers selected by the Calcu-lation Agent are quoting as mentioned herein, the CMT Rate determined as of such Interest Determination Date shall be the CMT Rate in effect on such Inter-est Determination Date. If two Treasury Notes with an original maturity as de-scribed in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent shall obtain quotations for the Treasury Note with the shorter remaining term to ma-turity and shall use such quotations to calculate the CMT Rate as set forth above.

"Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service, or any successor service, on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as re-ported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

"Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supple-ment, the Designated CMT Maturity Index shall be two years.

INTEREST RATE RESET

If the Company has the option with respect to any Note to reset the interest rate, in the case of a Fixed Rate Note, or to reset the Spread or Spread Multi-plier, in the case of a Floating Rate Note, the Pricing Supplement relating to such Note will indicate such option, and, if so (i) the date or dates on which such interest rate or such Spread or Spread Multiplier, as the case may be, may be reset (each an "Optional Reset Date") and (ii) the basis or formula, if any, for such resetting.

The Company may exercise such option with respect to a Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to an Optional Reset Date for such Note. Not later than 40 days prior to such Op-tional Reset Date, the Paying Agent will mail to the holder of such Note a no-tice (the "Reset Notice"), first class, postage prepaid, setting forth (i) the election of the Company to reset the interest rate, in the case of a Fixed Rate Note, or the Spread or Spread Multiplier, in the case of a Floating Rate Note,
(ii) such new interest rate or such new Spread or Spread Multiplier, as the case may be, and (iii) the provisions, if any, for redemption during the period from such Optional Reset Date to the next Optional Reset Date or, if there is no such next Optional Reset Date, to the Stated Maturity Date of such Note (each such period a "Subsequent Interest Period"), including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during such Subsequent Interest Period.

Notwithstanding the foregoing, not later than 20 days prior to an Optional Re-set Date for a Note, the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread or Spread Multiplier, in the case of a Floating Rate Note, in either case provided for in the Reset Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread or Spread Multiplier, in the case of a Floating Rate Note, for the Subsequent Interest Period commencing on such Optional Reset Date by mail-ing or causing the Paying Agent to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage prepaid, to the holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the interest rate or Spread or Spread Multiplier is reset on an Optional Reset Date will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread or Spread Multiplier, in the case of a Floating Rate Note.

If the Company elects to reset the interest rate or the Spread or Spread Multi-plier of a Note, the holder of such Note will have the option to elect repay-ment of such Note by the Company on any Optional Reset Date at a price equal to the principal amount thereof plus any accrued interest to such Optional Reset Date. In order for a Note to be so repaid on an Optional Reset Date, the holder thereof must follow the procedures set forth below under "Redemption and Repay-ment" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to such Optional Reset Date and except that a holder who has ten-dered a Note for repayment pursuant to a Reset Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until the close of busi-ness on the tenth day prior to such Optional Reset Date.

The applicable Pricing Supplement will describe the material U.S. federal in-come tax consequences, if any, of an option of the Company to reset the inter-est rate of a Note.

EXTENSION OF MATURITY

If the Company has the option to extend the Stated Maturity Date of any Note for one or more whole year periods (each an "Extension Period") up to but not beyond the date (the "Final Maturity Date") set forth in such Pricing Supple-ment, the Pricing Supplement relating to such Note will indicate such option and the basis or formula, if any, for setting the interest rate or the Spread or Spread Multiplier, as the case may be, applicable to any such Extension Pe-riod.

The Company may exercise such option with respect to a Note by notifying the Paying Agent of such exercise at least 45 but not more than 60 days prior to the Stated Maturity Date of such Note in effect prior to the exercise of such option (the "Original Stated Maturity Date"). No later than 40 days prior to the Original Stated Maturity Date, the Paying Agent will mail to the holder of such Note a notice (the "Extension Notice") relating to such Extension Period, first class, postage prepaid, setting forth (i) the election of the Company to extend the Stated Maturity Date of such Note, (ii) the new Stated Maturity Date, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread or Spread Multiplier applicable to the Extension Period, and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which or the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Paying Agent of an Extension Notice to the holder of a Note, the Stated Matu-rity Date of such Note shall be extended automatically as set forth in the Ex-tension Notice, and, except as modified by the Extension Notice and as de-scribed in the next paragraph, such Note will have the same terms as prior to the mailing of such Extension Notice.

Notwithstanding the foregoing, not later than 20 days prior to the Original Stated Maturity Date for a Note, the Company may, at its option, revoke the in-terest rate, in the case of a Fixed Rate Note, or the Spread or Spread Multi-plier, in the case of a Floating Rate Note, provided for in the Extension No-tice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the Paying Agent to mail notice of such higher interest rate or higher Spread or Spread Multiplier, as the case may be, first class, postage prepaid, to the holder of such Note. Such notice shall be irrevocable. All Notes with respect to which the Stated Maturity Date is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period.

Unless otherwise specified in the applicable Prospectus Supplement, if the Com-pany elects to extend the Stated Maturity Date of a Note, the holder of such Note will have the option to elect repayment of such Note by the Company on the Original Stated Maturity Date at a price equal to the principal amount thereof plus any accrued interest to such date. In order for a Note to be so repaid on the Original Stated Maturity Date, the holder thereof must follow the proce-dures set forth under "Redemption and Repayment" for optional repayment, except that the period for delivery of such Note or notification to the Paying Agent shall be at least 25 but not more than 35 days prior to the Original Stated Ma-turity Date and except that a holder who has tendered a Note for repayment pur-suant to an Extension Notice may, by written notice to the Paying Agent, revoke any such tender for repayment until the close of business on the tenth day prior to the Original Stated Maturity Date.

The applicable Pricing Supplement will describe the material U.S. federal in-come tax consequences, if any, of an option of the Company to extend the Stated Maturity Date of a Note.

REDEMPTION AND REPAYMENT

Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Pricing Supplement relating to each Note will indicate either that such Note cannot be redeemed prior to maturity or that such Note will be redeemable at the option of the Company on a date or dates specified prior to maturity at a price or prices set forth in the appli-cable Pricing Supplement. If so specified, the Company may redeem any of the Notes that are redeemable and remain outstanding either in whole or from time to time in part in increments of $1,000 or such other minimum denomination specified in such Pricing Supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such minimum de-nomination), at the applicable Redemption Price (as specified in the applicable Pricing Supplement), together with unpaid interest accrued to the date of re-demption, upon not less than 30 nor more than 60 days' notice and in accordance with the terms of the Indenture. If less than all of the Notes having the same terms (except as to principal amount and date of issuance) are to be redeemed, the Notes to be redeemed shall be selected by the Paying Agent by lot, pro rata or such other method as the Paying Agent shall deem appropriate and fair.

The Pricing Supplement relating to each Note will indicate either that such Note cannot be repaid prior to maturity or that such Note will be repayable at the option of the holder on a date or dates specified prior to maturity at a price or prices set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

In order for a Note that is redeemable at the option of the holder to be re-paid, the Paying Agent must receive at least 30 days but not more than 60 days prior to the repayment date (a) appropriate wire instructions and (b) either
(i) such Note with the form entitled "Option to Elect Repayment" attached to such Note duly completed or (ii) a telegram, telex, facsimile transmission or letter from a member of a national securities exchange or the National Associa-tion of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of such Note, the principal amount of such Note, the portion of the principal amount of such Note to be re-paid, the certificate number or a description of the tenor and terms of such Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that such Note to be repaid with the form entitled "Option to Elect Repayment" attached to such Note duly completed will be received by the Paying Agent not later than five Business Days after the date of such telegram, telex, facsimile transmission or letter and such Note and form duly completed must be received by the Paying Agent by such fifth Business Day. Exercise of the repayment option by the holder of a Note shall be irrevocable, except as otherwise provided under "Interest Rate Reset" and "Extension of Maturity." The repayment option may be exercised by the holder of a Note for less than the en-tire principal amount of the Note; provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination. No transfer or exchange of any Note (or, in the event that any Note is to be re-paid in part, the portion of the Note to be repaid) will be permitted after ex-ercise of a repayment option. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Note for repayment will be determined by the Company, whose determination will be final, binding and non-appealable.

If a Note is represented by a Global Security, DTC's nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other direct or indirect participant through which it holds an interest in such Note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for ac-cepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be deliv-ered to DTC.

Notwithstanding anything in this Prospectus Supplement to the contrary, unless otherwise specified in the applicable Pricing Supplement, if a Note is an Orig-inal Issue Discount Note, the amount payable on such Note in the event of re-demption or repayment prior to its Stated Maturity Date shall be the Amortized Face Amount of such Note, as specified in the applicable Pricing Supplement, as of the date of redemption or the date of repayment, as the case may be.

If applicable, the Company will comply with the requirements of Rule 14e-1 un-der the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws or regulations in connection with any such repayment.

REPURCHASE

The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Senior Trustee or Paying Agent for cancellation.

CALL OPTION

The Agents (or any successor firms) or certain third parties (the "Call Par-ties") may have the right to purchase certain of the outstanding Notes (in whole and not in part) from the holders as described in the applicable Pricing Supplement (such right, the "Call Option") at a price equal to 100% of the principal amount of Notes purchased (the "Face Value") and subject to the Call Parties giving notice of their intention to purchase such Notes as described in the applicable Pricing

Supplement (a "Call Notice"). In addition, the Company will remain obligated to pay all accrued and unpaid interest on the Notes.

To exercise the Call Option with respect to any Reset Date (as defined in the applicable Pricing Supplement), the Call Parties must give a Call Notice to the holders of outstanding Notes in the manner described in the applicable Pricing Supplement. In the event a Call Notice is duly given, each holder will be obli-gated to sell to the Call Parties, and the Call Parties will be obligated to purchase from each holder, at the Face Value on the applicable Reset Date, the Notes held of record by the holder on the Reset Date. Each such sale and pur-chase will be effected through the facilities of DTC, with each holder being deemed to have automatically tendered its Notes for sale to the Call Parties on the applicable Reset Date in accordance with applicable DTC procedures. Each holder's automatic tender of Notes will be subject to the holder's receipt of payment of the Face Value of the Notes from the Call Parties on the Reset Date. Until purchased or paid by the Company, the Notes will remain outstanding not-withstanding any exercise of the Call Option by the Call Parties.

If the Call Option is exercised with respect to a particular Reset Date, all Notes outstanding on the Reset Date will be subject to purchase by the Call Parties as described above. This will be the case for every holder (and every beneficial owner) of Notes subject to a Call Option outstanding on the Reset Date, including those who acquire an interest in the Notes after the relevant Call Notice is given or who are otherwise unaware that the Call Notice has been given. This will also be the case for any Notes that may be held by a Final Dealer (as defined in the applicable Pricing Supplement) as a result of an ac-quisition in connection with a prior Reset Date.

The applicable Pricing Supplement will describe the material U.S. federal in-come tax consequences, if any, of a Call Option.

PUT OPTION

Each holder of outstanding Notes subject to a Call Option may have the right to require the Company to repurchase all of the holder's Notes (in whole and not in part) as described in the applicable Pricing Supplement (such right, its "Put Option") at a price equal to 100% of the principal amount of the Notes re-purchased (the "Put Price"), in certain circumstances described in the applica-ble Pricing Supplement. The accrued and unpaid interest on the repurchased Notes that becomes payable on the applicable (or any prior) Reset Date will be payable by the Company to the holders of record as provided in the Notes and the Indenture. If for any reason payment of the Put Price is not made when due, accrued interest from the Reset Date to the date payment is made would be pay-able by the Company as part of the Put Price.

MULTI-CURRENCY NOTES

If any Note is not to be denominated in U.S. dollars, certain provisions with respect thereto will be set forth in the Pricing Supplement which will set forth the Specified Currency or Currencies, including composite currencies such as the ECU, in which the principal, premium, if any, and interest with respect to such Note are to be paid, along with any other terms relating to the non-U.S. dollar denomination.

AMORTIZING NOTES

The Company may from time to time offer Amortizing Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Am-ortizing Notes, including a table setting forth repayment information for such Amortizing Notes, will be specified in the applicable Pricing Supplement.

BOOK-ENTRY SYSTEM

Upon issuance, all Book-Entry Notes having the same Specified Currency, Origi-nal Issue Date, Stated Maturity Date, reset, extension, redemption, repayment and repurchase provisions, if any, Interest Payment Dates, Record Dates, and, in the case of Fixed Rate Notes, interest rate, or, in the case of Floating Rate Notes, Base Rate, Initial Interest Rate, Index Maturity, Interest Reset Period, Interest Reset Dates, Interest Payment Period, Spread, if any, Spread Multiplier, if any, Maximum Interest Rate, if any, and Minimum Interest Rate, if any, will be represented by a Global Security. Each Global Security repre-senting Book-Entry Notes will be deposited with, or on behalf of, DTC and reg-istered in the name DTC or its nominee. Book-Entry Notes will not be exchange-able for Certificated Notes at the option of the holder and, except as set forth in the Prospectus under "Description of Debt Securities--Book-Entry Sys-tem," will not otherwise be issuable in definitive form.

                                 CURRENCY RISKS

EXCHANGE RATES AND EXCHANGE CONTROLS

An investment in a Note denominated in a Specified Currency other than the cur-rency of the country in which a purchaser is resident or the currency (includ-ing any currency unit) in which a purchaser conducts its primary business (the "home currency") entails significant risks that are not associated with a simi-lar investment in a security denominated in the home currency. Such risks in-clude, without limitation, the possibility of significant changes in rates of exchange between the home currency and the Specified Currency and the possibil-ity of the imposition or modification of foreign exchange controls by either the United States or foreign governments. Such risks generally depend on fac-tors over which the Company has no control, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, rates of exchange for certain curren-cies have been highly volatile, and such volatility may be expected in the fu-ture. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any Note. Depreciation of the Specified Currency in which a Note is denominated against the relevant home currency would result in a decrease in the effective home currency-equivalent yield of such Note be-low its coupon rate and in certain circumstances could result in a loss to the investor on a home currency basis.

Governments have from time to time imposed, and may in the future impose, ex-change controls that could affect exchange rates as well as the availability of a Specified Currency for making payments with respect to a Note. There can be no assurances that exchange controls will not restrict or prohibit payments in any currency or currency unit. Even if there are no actual exchange controls, it is possible that on a payment date with respect to any particular Note, the Specified Currency for such Note would not be available to the Company to make payments then due. In that event, the Company will make such payments in the manner set forth under "Payment Currency."

THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO AND THE ACCOMPANYING PROSPECTUS DO NOT DESCRIBE ALL OF THE RISKS OF AN INVESTMENT IN NOTES DENOMI-NATED IN A CURRENCY (INCLUDING ANY CURRENCY UNIT) OTHER THAN U.S. DOLLARS, AND THE COMPANY DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS OF SUCH RISKS AS THEY EXIST AT THE DATE OF THIS PROSPECTUS SUPPLEMENT OR AS SUCH RISKS MAY CHANGE FROM TIME TO TIME. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED BY AN INVESTMENT IN NOTES DENOMINATED IN A CURRENCY (INCLUDING ANY CURRENCY UNITS) OTHER THAN U.S. DOLLARS. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PERSONS WHO ARE UNSO-PHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS.

Unless otherwise provided, Notes denominated in a Special Currency other than the U.S. dollar or the ECU will not be sold in, or to residents of, the country of the Specified Currency in which such Notes are denominated. The information set forth in this Prospectus Supplement, any Pricing Supplement and the Pro-spectus is directed to prospective purchasers who are United States residents. The Company disclaims any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of princi-pal of or premium, if any, or interest on Notes. Such persons should consult their own legal and financial advisors with regard to such matters.

The Pricing Supplement relating to each Note denominated in a Specified Cur-rency other than U.S. dollars will contain information concerning relevant his-torical exchange rates for the applicable Specified Currency, a description of such currency and any exchange controls affecting such currency. The informa-tion therein concerning exchange rates and exchange controls, if any, is fur-nished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in exchange rates or of exchange con-trols that may be imposed in the future. The Company disclaims any responsibil-ity to advise prospective purchasers of changes in such exchange rates or ex-change controls after the date of any such Pricing Supplement.

PAYMENT CURRENCY

Except as set forth below, if payment on a Note is required to be made in a Specified Currency other than U.S. dollars and on a payment date with respect to such Note such currency or currency unit is unavailable due to the imposi-tion of exchange controls or other circumstances beyond the Company's control, or is no longer used by the government of the country issuing such currency or currency unit or for the settlement of transactions by public institutions of or within the international banking community, then the Company will be enti-tled to satisfy its obligations to holders of the Notes by making such payments in U.S. dollars on the basis of the Market Exchange Rate for such currency or currency unit on the latest date for which such rate was established on or before the date on which such payment is due.

If payment on a Note is required to be made in ECU and on a payment date with respect to such Note ECU are unavailable due to the imposition of exchange con-trols or other circumstances beyond the Company's control, or are no longer used in the European Monetary System, then all such payments due on such pay-ment date shall be made in U.S. dollars. The amount so payable on any payment date in ECU shall be converted into U.S. dollars at a rate determined by the Company or its agent as of the second Business Day prior to the date on which such payment is due in the manner described below. The component currencies of the ECU for this purpose (the "Components") shall be the currency amounts that were components of the ECUs as of the last date on which ECU were used in the Euro-pean Monetary System. The equivalent of ECUs in U.S. dollars shall be calcu-lated by aggregating the U.S. dollar equivalents of the Components. The U.S. dollar equivalent of each of the Components shall be determined by the Company or such agent on the basis of the most recently available Market Exchange Rate for the Components.

If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a Component shall be divided or multiplied in the same proportion. If two or more component curren-cies are consolidated into a single currency, the amounts of those currencies as Components shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated Components expressed in such single currency. If any component currency is divided into two or more currencies, the amount of that currency as a Component shall be replaced by amounts of such two or more currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

Any payment under such circumstances in U.S. dollars where the required payment is in a Specified Currency other than U.S. dollars shall not constitute an Event of Default. All determinations referred to above made by the Company or its agent shall be at its sole discretion and, in the absence of manifest er-ror, shall be conclusive for all purposes and binding on holders of the Notes and the Company to the extent permitted by applicable law.

Unless otherwise specified in the applicable Pricing Supplement, Notes denomi-nated in a Specified Currency other than U.S. dollars will provide that, in the event of an official redenomination of the Specified Currency, the obligations of the Company with respect to payments on such Notes shall, in all cases, be deemed immediately following such redenomination to provide for payment of that amount of the redenominated Specified Currency representing the amount of such obligations immediately before such redenomination.

FOREIGN CURRENCY JUDGMENTS

The Notes will be governed by and construed in accordance with the laws of the State of New York. A judgment for money damages by courts (whether state or federal) in the United States, including a money judgment based on an obliga-tion expressed in a foreign currency or currency unit, will ordinarily be ren-dered only in U.S. dollars. New York statutory law provides, however, that in an action based on an obligation denominated in a currency other than U.S. dol-lars a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judg-ment or decree. It is not known whether the foregoing New York statutory law would be applied (a) in any action based on an obligation denominated in a cur-rency unit or (b) by a Federal court sitting in the State of New York.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

Subject to the terms and conditions set forth in the Distribution Agreement, dated March 5, 1998 (the "Distribution Agreement"), the Notes are being offered on a continuous basis by the Company through J.P. Morgan Securities Inc., Mer-rill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (the "Agents"), each of which has agreed to use its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amounts thereof, unless otherwise specified in the applicable Pricing Supplement. The Company will pay the Agents a commission of from .125% to .750% of the principal amount of each Note, depending upon the maturity of the Note, for sales made through them as Agents, with commissions with respect to Notes with maturities in excess of 30 years to be negotiated between the Company and the Agents at the time of sale. The Company may sell Notes to any of the Agents, as principal, for resale to investors or other purchasers. Each Agent may act as an agent for sales of Notes, or may offer the Notes they have purchased as principal, to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Agents, unless otherwise specified in the applicable Pricing Supplement, not in excess of the discount received by such Agent from the Company.

Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a discount to be agreed upon at the time of sale, or the Agents may receive from the Company a discount equivalent to the commission it would have received had it been acting as an agent in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including nego-tiated transactions, at a fixed public offering price or at varying prices related to prevailing prices determined at the time of sale or may be resold to or through certain dealers as described above. After the initial public offering of Notes to be resold to investors and other pur-chasers on a fixed public offering price basis, the public offering price and other selling terms may be changed.

The Company may, under certain circumstances, use additional agents to solicit offers to purchase Notes. The Company may also sell Notes directly to investors on its own behalf in those jurisdictions where it is authorized to do so. In the case of sales made directly by the Company, no commission will be payable.

The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes in whole or in part whether placed di-rectly with the Company or through an Agent. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes re-ceived by it in whole or in part.

In addition to offering Notes through the Agents as described herein, the Com-pany may sell other securities under the Prospectus. Under certain circumstanc-es, the sale of any such securities may reduce correspondingly the maximum ag-gregate amount of Notes that may be offered by this Prospectus Supplement.

Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange, unless otherwise specified in the applicable Pricing Supplement. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market making activity at any time.

The Company has agreed to indemnify each Agent against certain liabilities, in-cluding liabilities under the Securities Act, or to contribute to payments such Agent may be required to make in respect thereof. Each Agent may be deemed to be an "underwriter" within the meaning of the Securities Act. The Company has agreed to reimburse the Agents for certain expenses.

In connection with the purchase of Notes by one or more Agents, as principal, for resale at a fixed price, the Agents may engage in transactions that stabi-lize, maintain or otherwise affect the price of the Notes. Such transactions may consist of bids or purchases of Notes for the purpose of pegging, fixing or maintaining the price of the Notes. Specifically, the Agents may overallot in connection with such offering, creating a syndicate short position. In addi-tion, the Agents may bid for and purchase the Notes in the open market to cover syndicate short positions or to stabilize, maintain or otherwise affect the price of the Notes. Finally, the syndicate may reclaim selling concessions al-lowed for distributions of Notes in the offering if the syndicate repurchases previously distributed Notes in the market to cover overallotments or to stabi-lize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Agents are not required to engage in any of these activities, and may end any of them at any time.

The net proceeds from the sale of Notes may be used in part to reduce outstand-ing borrowings under a credit agreement under which Morgan Guaranty Trust Com-pany of New York, an affiliate of J.P. Morgan Securities Inc., is the agent bank and a lender.

The Agents and certain of their affiliates have engaged and may in the future engage in commercial and investment banking transactions with and perform serv-ices for the Company in the ordinary course of business.

                                 LEGAL MATTERS

The legality of the Notes is being passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters in connection with the Notes have been passed upon for the Agents by Davis Polk & Wardwell. The opinions of Wachtell, Lipton, Rosen & Katz and Davis Polk & Wardwell will be based upon, and subject to, certain assumptions as to future actions re-quired to be taken in connection with the issuance and sale of the Notes and as to other events that may affect the validity of the Notes but that cannot be ascertained on the date of such opinions.

PROSPECTUS

                            AMERICAN STORES COMPANY

                                 $1,000,000,000

                                DEBT SECURITIES

                                PREFERRED STOCK

                               DEPOSITARY SHARES

                                  COMMON STOCK

American Stores Company ("American Stores" or the "Company") may offer from time to time (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other evidences of unsecured indebtedness in one or more series, (ii) shares of preferred stock, par value $1.00 per share ("Pre-ferred Stock"), in one or more series, or fractional interests in shares of Preferred Stock represented by depositary shares ("Depositary Shares"), or
(iii) shares of common stock, par value $1.00 per share ("Common Stock") (the Debt Securities, Preferred Stock, Depositary Shares and Common Stock are col-lectively referred to as "Securities"), or any combination of the foregoing, at an aggregate initial offering price not to exceed U.S.$1,000,000,000, or its equivalent if some or all of the Securities are denominated in one or more for-eign currencies, foreign currency units, or composite currencies, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale. The Debt Securities may be senior ("Senior Debt Securities") or subordinated ("Subordinated Debt Securities"). The Senior Debt Securities will rank equally with all other unsubordinated and unsecured in-debtedness of the Company. The Subordinated Debt Securities will be subordinate to all existing and future Senior Indebtedness as defined in the Subordinated Indenture described herein. The Debt Securities of any series and Preferred Stock of any series may be convertible into or exchangeable for Debt Securities of another series or other securities of the Company.

Specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in one or more accompanying Prospectus Supplements (each a "Prospectus Supplement"), together with the terms of the offering of the Securities and the initial price and the net proceeds to Ameri-can Stores from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Securities, without limitation, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking as senior debt or subordinated debt, authorized denomination, maturity, rate or method of calculation of interest and dates for payment thereof, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or currency units in which principal, premium, if any, or interest, if any, is payable, any modi-fication of the covenants and any other specific terms thereof; (ii) in the case of Preferred Stock, the designation, number of shares, liquidation prefer-ence per share, initial public offering price, dividend rate (or method of cal-culation thereof), dates on which dividends will be payable and dates from which dividends will accrue, any redemption or sinking fund provisions, any conversion or exchange rights, any other relative rights and whether American Stores has elected to offer fractional interests in the Preferred Stock in the form of Depositary Shares evidenced by depositary receipts; and (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof. The amounts payable by the Company in respect of Se-curities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices as set forth in the Prospec-tus Supplement. The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations re-lating to the Securities covered by the Prospectus Supplement.

The Debt Securities may be issued only in registered form, including in the form of one or more global securities ("Global Securities"), unless otherwise set forth in the Prospectus Supplement.

The outstanding Common Stock is listed on the New York Stock Exchange, Inc., the Chicago Stock Exchange, Inc., the Pacific Exchange, Inc. and the Philadel-phia Stock Exchange, Inc. (collectively, the "Exchanges") under the symbol "ASC." On January 28, 1998 the last reported sale price of the Common Stock on the New York Stock Exchange, Inc. was $21.94 per share. Any Common Stock of-fered will be listed, subject to notice of issuance, on the Exchanges. The ap-plicable Prospectus Supplement will contain information about any listing of the other Securities on any securities exchange.

The Securities may be sold directly, through agents designated from time to time, or through underwriters or dealers. If any agents of American Stores or any underwriters or dealers are involved in the sale of the Securities, the names of such agents, underwriters, or dealers, any applicable commissions or discounts, and the net proceeds to the Company will be set forth in the appli-cable Prospectus Supplement. See "Plan of Distribution" for possible indemnifi-cation arrangements for agents, underwriters and dealers.

  THESE SECURITIES HAVE  NOT BEEN  APPROVED OR DISAPPROVED  BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES  AND   EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES
        COMMISSION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS
           PROSPECTUS.  ANY  REPRESENTATION  TO  THE  CONTRARY  IS  A
             CRIMINAL OFFENSE.

                The date of this Prospectus is February 3, 1998.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPEC-TUS OR THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED HEREIN OR THEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, ANY SECURITIES OTHER THAN THE SE-CURITIES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, SUCH OFFER OR SOLICITA-TION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPEC-TUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                             AVAILABLE INFORMATION

The Company is subject to the information requirements of the Securities Ex-change Act of 1934, as amended (the "Exchange Act"), and, in accordance there-with, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facili-ties maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048; or from the Commission's worldwide web site at http://www.sec.gov. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information are also available for inspection and copying at the offices of each of the following exchanges on which the Company's Common Stock is listed: The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60605; the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104; and the Philadelphia Stock Exchange, Inc., 1900 Market Street, Philadelphia, Pennsylvania 19103.

The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospec-tus does not contain all the information set forth in the Registration State-ment, certain parts of which are omitted in accordance with the rules and regu-lations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information with respect to the Company and the Securi-ties, reference is hereby made to such Registration Statement, including the exhibits filed as part thereof. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and copies thereof may be obtained from the Commission at prescribed rates.

                           FORWARD-LOOKING STATEMENTS

This Prospectus and certain of the documents incorporated herein by reference contain certain forward-looking statements about the future performance of the Company which are based on management's assumptions and beliefs in light of the information currently available to it. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competi-tive practices and pricing in the food and drug industries generally and particularly in the Company's principal markets; the ability of the Company to implement the Company's centralization initiatives in accordance with the cur-rently contemplated schedule and budget; changes in the financial markets which may affect the Company's cost of capital and the abil-ity of the Company to access the public debt and equity markets to refinance indebtedness and fund the Company's capital expenditure program on satisfactory terms; supply or quality control problems with the Company's vendors; and changes in economic conditions which affect the buying patterns of the Company's customers.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents heretofore filed by the Company (File No. 1-5392) with the Commission pursuant to the Exchange Act are incorporated herein by refer-ence:

  1. The Company's Annual Report on Form 10-K for the fiscal year ended Feb-ruary 1, 1997, as amended by the Form 10-K/A (Amendment No. 1) filed on January 29, 1998, which incorporates by reference certain portions of (a) the Company's 1996 Annual Report to Stockholders and (b) the Company's proxy statement for the 1997 Annual Meeting of Stockholders;

  2. The Company's Quarterly Reports on Form 10-Q for the periods ended May 3, 1997, August 2, 1997 and November 1, 1997;

  3. The Company's Current Reports on Form 8-K dated February 21, 1997, April 1, 1997, April 3, 1997 and July 11, 1997.

  4. Amendment No. 6 to the Company's Registration Statement on Form 8-A, Commission File No. 1-5392, filed with the Commission on July 17, 1997, in which there is described the terms, rights and provisions applicable to the Company's Preferred Share Purchase Rights, and any similar report or amend-ment filed subsequently for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a docu-ment incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the ex-tent that a statement contained herein or in any other subsequently filed docu-ment which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement as modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person, including any benefi-cial owner, to whom this Prospectus is delivered, upon the written or oral re-quest of such person, a copy of any or all of the documents which have been or may be incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such docu-ments). Requests for such copies should be directed to American Stores Company, 709 East South Temple, Salt Lake City, Utah 84102, P.O. Box 27447, Salt Lake City, Utah 84127-0447, Attention: Investor Relations (telephone: 801-539-0112).

CERTAIN PERSONS PARTICIPATING IN ANY OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES
OFFERED, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID DURING AND AFTER SUCH OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES SEE "PLAN OF
DISTRIBUTION."

                                  THE COMPANY

American Stores is one of the nation's leading food and drug retailers with annual sales in its fiscal year ended February 1, 1997 of $18.7 billion. The Company is principally engaged in a single industry segment, the retail sale of food and drug merchandise. The Company's principal food operations are Acme Markets, Jewel Food Stores, Lucky Stores Northern California Division, Lucky Stores Southern California Division and Jewel Osco Southwest. The Company's drug stores operate under the Osco Drug and Sav-on names. As of February 1, 1997, the Company operated 1,695 stores in 27 states, including 166 combina-tion stores which are jointly operated by the Company's food and drug store operations and are each counted as two separate stores. The Company's princi-pal executive offices are located at 709 East South Temple, Salt Lake City, Utah 84102 (telephone: 801-539-0112). References to the "Company" in this Pro-spectus include American Stores Company and its subsidiaries unless the con-text otherwise requires.

In 1993, the Company made a strategic decision to move from a holding company orientation to an operating company approach to take advantage of the size and strength of its operations. Key aspects of the Company's strategy and business strengths are:

STRONG MARKET POSITIONS

The Company's food and drug store operations hold leading market positions, generally number one or two, in each of their core market areas. The Company works to maintain and expand its strong market positions by significantly in-vesting in core market areas.

MAINTAIN A MODERN STORE BASE

Over the last several years, the Company has significantly increased its capi-tal spending to improve and expand its store base. Capital spending grew from $565 million in 1994 to $801 million in 1995, and to $1.0 billion in 1996. New and replacement stores are an increasingly important focus of the capital spending program, accounting for 34% of capital spending in 1994, 45% in 1995, and 57% in 1996, and are expected to account for over 50% of capital spending in 1997. The Company expects to continue to make significant investments in its store base. In 1997, the Company plans to spend approximately $1.0 billion for capital expenditures. The Company plans to open over 100 new and replace-ment stores (including 20 jointly operated combination stores which are each counted as two separate stores) and to remodel approximately 100 stores in 1997.

EMPHASIZE COMPETITIVE FORMATS

The type and mix of store formats must keep pace with the constant changes in customers' needs and tastes. The Company believes that the success of individ-ual food and drug stores is enhanced when they are paired together in a combi-nation store that maintains the identity and full selection of each. The Com-pany also believes that having both combination food and drug stores and stand-alone drug stores in the same market better enables it to meet customer needs. New stores currently being developed are combination food and drug stores of approximately 65,000 square feet and stand-alone drug stores of ap-proximately 16,500 square feet. As of February 1, 1997, the Company operated 233 combination stores (including 166 combination stores jointly operated by the Company's food and drug operations) and plans to open an additional 32 combination stores in 1997 (including 20 jointly operated combination stores).

DELTA INITIATIVES

"Delta" is a series of initiatives that is transforming the Company from seven regional, autonomous business units to a single centrally focused operating company. Delta seeks to build on the size of the Company and develop common business processes and systems to best manage growth for the future. Following completion of all of the Delta initiatives, the Company expects to be able to buy products and move them through the supply chain more quickly, efficiently and cost-effectively. The information gathered from the common systems and processes will also assist the Company's marketing and merchandising programs which are designed to enhance sales and margin growth.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data in the following table (other than the information under "Other Data", which is unaudited) for each of the five years in the period ended February 1, 1997 have been derived from the Company's con-solidated financial statements which have been audited by Ernst & Young LLP, independent auditors.

                                              FISCAL YEAR ENDED
                         ----------------------------------------------------------------
                         FEBRUARY 1,  FEBRUARY 3,  JANUARY 28,  JANUARY 29,   JANUARY 30,
                           1997(1)      1996(2)       1995         1994          1993
                         -----------  -----------  -----------  -----------   -----------
                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND "OTHER
                                                   DATA")
INCOME STATEMENT
 Sales.................. $18,678,129  $18,308,894  $18,355,126  $18,763,439   $19,051,180
 Cost of merchandise
  sold, including
  warehousing and
  transportation
  expenses(3)...........  13,713,151   13,558,690   13,603,882   13,985,115    14,250,344
                         -----------  -----------  -----------  -----------   -----------
 Gross profit...........   4,964,978    4,750,204    4,751,244    4,778,324     4,800,836
 Operating and
  administrative
  expenses(3)...........   4,203,302    4,043,381    4,101,176    4,136,442     4,177,522
                         -----------  -----------  -----------  -----------   -----------
 Operating profit.......     761,676      706,823      650,068      641,882       623,314
 Other income (expense):
 Interest expense.......    (171,558)    (159,545)    (170,703)    (189,773)     (214,394)
 Other..................     (85,566)       3,638      126,898       28,696       (30,639)
                         -----------  -----------  -----------  -----------   -----------
 Total other income
  (expense).............    (257,124)    (155,907)     (43,805)    (161,077)     (245,033)
                         -----------  -----------  -----------  -----------   -----------
 Earnings before income
  taxes and
  extraordinary item....     504,552      550,916      606,263      480,805       378,281
 Federal and state
  income taxes..........    (217,331)    (234,107)    (261,079)    (218,715)     (170,815)
                         -----------  -----------  -----------  -----------   -----------
 Earnings before
  extraordinary item....     287,221      316,809      345,184      262,090       207,466
 Extraordinary item--
  early retirement of
  debt, net of taxes....          --           --           --      (15,000)           --
                         -----------  -----------  -----------  -----------   -----------
 Net earnings........... $   287,221  $   316,809  $   345,184  $   247,090   $   207,466
                         ===========  ===========  ===========  ===========   ===========
 Average common shares
  outstanding (in
  thousands)(4).........     291,776      293,887      285,534      284,403       280,626
 Earnings per common
  share before
  extraordinary item(4). $       .98  $      1.08  $      1.21  $       .92   $       .74
 Extraordinary item(4)..          --           --           --         (.05)           --
                         -----------  -----------  -----------  -----------   -----------
 Net earnings per common
  share(4).............. $       .98  $      1.08  $      1.21  $       .87   $       .74
                         ===========  ===========  ===========  ===========   ===========
 Fully diluted earnings
  per share(4).......... $       .98  $      1.07  $      1.17  $       .84   $       .71
                         ===========  ===========  ===========  ===========   ===========
FINANCIAL STATISTICS
 Gross profit margin....        26.6%        25.9%        25.9%        25.5%         25.2%
 Operating profit
  margin................         4.1%         3.9%         3.5%         3.4%          3.3%
 Capital
  expenditures(5)....... $   999,986  $   801,371  $   565,313  $   652,928   $   476,617
 Depreciation and
  amortization..........     440,445      404,562      407,286      384,307       370,439
 Total assets...........   7,881,405    7,362,964    7,031,566    6,927,434     6,763,793
 Working capital........     364,815       96,264      200,664      (58,290)      101,215
 Total debt.............   2,679,147    2,240,168    2,205,291    2,167,999     2,248,316
 Shareholders' equity...   2,535,427    2,354,496    2,050,921    1,742,285     1,544,014
 FIFO EBITDA(6).........   1,127,963    1,127,829    1,192,437    1,062,089       979,663
 Cash dividends per
  common share(4)....... $       .32  $       .28  $       .24  $       .20   $       .18
OTHER DATA
 Comparable store sales
  increase (decrease)...         3.3%         1.4%         0.5%        (0.7)%        (0.5)%
 Total stores(7)........       1,695        1,650        1,597        1,695         1,672
 Total retail square
  footage (in
  thousands)............      33,823       32,523       31,179       32,727        32,320
 Number of stores
  opened/acquired(7)....         122           92           49           98           151

--------
(1) Includes special charges totaling $100 million, pre-tax ($.21 per share after tax), included in gross profit ($10 million), operating and administrative expenses ($15.5 million) and other ($74.5 million).
(2) Fifty-three week fiscal year.
(3) Beginning with the first quarter of 1996, advertising expense is classified as cost of merchandise sold, rather than operating expense. Prior periods have been reclassified to conform to the new presentation.
(4) Restated as necessary to reflect the April 1994 and July 1997 two-for-one common stock splits.
(5) Amount includes capitalized leases and the net present value of property, plant and equipment leased under operating leases.
(6) Earnings before LIFO inventory charges, interest expense, taxes, depreciation and amortization. EBITDA is not derived pursuant to generally accepted accounting principles ("GAAP") and therefore should not be construed as an alternative to operating profit, as an alternative to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity.
(7) Includes jointly operated combination stores which are each counted as two separate stores.

                                USE OF PROCEEDS

Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including the repayment of existing indebtedness, additions to work-ing capital, capital expenditures and acquisitions. Any specific allocation of the net proceeds of an offering of Securities to a specific purpose will be de-scribed in the related Prospectus Supplement. The Company anticipates that it will raise additional funds from time to time through equity or debt financings to refinance outstanding indebtedness and to finance its businesses.

                       RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the Company for the fiscal years ended February 1, 1997, February 3, 1996, January 28, 1995, January 29, 1994 and January 30, 1993 was 2.76, 3.09, 3.27, 2.68 and 2.21 respectively, and for the thirty-nine week periods ended November 1, 1997 and November 2, 1996 was
2.37 and 2.85, respectively. In the computation of the ratio of earnings to fixed charges for the Company, earnings consist of earnings before income taxes and before cumulative effect of changes in accounting principles plus fixed charges (adjusted for capitalized interest). Fixed charges consist of interest, whether expensed or capitalized (including the amortization of debt expense), plus the amount of rental expense which is representative of the interest fac-tor in the particular case.

                         DESCRIPTION OF DEBT SECURITIES

The following descriptions of the terms of the Debt Securities set forth cer-tain general terms and provisions of the Debt Securities to which any Prospec-tus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may apply to the Debt Securities so of-fered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

The Debt Securities which will constitute senior debt of the Company are to be issued under an Indenture (the "Senior Debt Indenture"), to be entered into be-tween the Company and The First National Bank of Chicago (the "Senior Trust-ee"), and Debt Securities which will constitute subordinated debt of the Com-pany are to be issued under an Indenture (the "Subordinated Debt Indenture" and, collectively with the Senior Debt
Indenture, the "Indentures"), to be entered into between the Company and a trustee to be determined (the "Subordinated Trustee"), the forms of which have been filed, or will be filed by amendment, as exhibits to the Registration Statement. The following summaries of certain provisions of the Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the respec-tive Indentures, including the definitions therein of certain terms. Whenever particular provisions or defined terms in the Indentures are referred to here-in, such provisions or defined terms are incorporated by reference.

GENERAL

The Debt Securities will be unsecured senior or subordinated obligations of the Company.

The Indentures do not limit the amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series.

Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) classification as senior or subor-dinated Debt Securities, the specific designation, aggregate principal amount, purchase price and denomination; (ii) the currency or units based on or relat-ing to currencies in which such Debt Securities are denominated and/or in which principal (and premium, if any) and/or any interest will or may be payable; (iii) any date of maturity; (iv) the method by which amounts payable in respect of principal, premium (if any) or interest on, or upon the redemption of, such Debt Securities may be calculated, and any curren-cies or indices, or value, rate or price, relevant to such calculation; (v) in-terest rate or rates (or the method by which such rate will be determined), if any; (vi) the date or dates on which any such interest will be payable; (vii) the place or places where the principal of and interest, if any, on the Offered Debt Securities will be payable; (viii) any redemption, repayment or sinking fund provisions; (ix) whether the Offered Debt Securities will be issuable in registered form or bearer form ("Bearer Securities") or both and, if Bearer Se-curities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Securities; (x) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Offered Debt Securities held by a person who is not a U.S. person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (xi) any other specific terms of the Offered Debt Securities, including any addi-tional or different events of default, remedies or covenants provided for with respect to such Debt Securities, and any terms which may be required by or ad-visable under applicable laws or regulations.

Debt Securities may be presented for exchange and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other gov-ernmental charge payable in connection therewith, but subject to the limita-tions provided in the applicable Indenture. Bearer Securities and the coupons, if any ("Coupons"), appertaining thereto will be transferable by delivery.

Debt Securities may bear interest at a fixed rate (a "Fixed Rate Security") or a floating rate (a "Floating Rate Security"). Debt Securities bearing no inter-est or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount below their stated principal amount. Spe-cial United States federal income tax considerations applicable to any such discounted Debt Securities or to certain Debt Securities issued at par which are treated as having been issued at a discount for United States federal in-come tax purposes will be described in the relevant Prospectus Supplement to the extent not described herein.

Debt Securities may be issued from time to time with payment terms which are calculated by reference to the value or price of one or more currencies or in-dices. Holders of such Debt Securities may receive a payment of the principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or in-terest otherwise payable on such dates, or a redemption amount on any redemp-tion date that is greater than or less than the principal amount of such Debt Securities, depending upon the value or price on such dates of the applicable currency or index. Information for determining the amount of principal, premium (if any), interest or redemption amounts payable on any date, the currencies, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the relevant Pro-spectus Supplement.

Substantially all of the Company's assets are held by the Company's subsidiar-ies. The rights of the Company and its creditors, including the Holders of the Debt Securities, to participate in the assets of any subsidiary upon any liqui-dation or reorganization of such subsidiary or otherwise will be effectively subordinated to and subject to the prior claims of creditors of such subsidi-ary, except to the extent that the Company may itself be a creditor with recog-nized claims against the subsidiary. As of February 1, 1997, the Company's sub-sidiaries had approximately $3.5 billion of debt and other obligations. The ability of the Company to pay principal of and premium, if any, and interest on the Debt Securities will be dependent upon the receipt of funds from its sub-sidiaries by way of dividends, interest, loans or otherwise.

SENIOR DEBT

The Debt Securities and Coupons, if any, appertaining thereto that will consti-tute part of the senior debt of the Company will be issued under the Senior Debt Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Company.

The Senior Debt Indenture also provides the following covenants:

Limitations on Liens. The Company covenants that, so long as any Debt Securi-ties under the Senior Debt Indenture remain outstanding, it will not, and will not permit any Restricted Subsidiary (as defined below) to issue, assume or guarantee any Indebtedness (as defined below) which is secured by a mortgage, pledge, security interest, lien or encumbrance (each a "lien") upon any Operat-ing Property or Operating Asset, whether now owned or hereafter acquired, of the Company or any Restricted Subsidiary without effectively providing that such Debt Securities (together with, if the Company shall so determine, any other Indebtedness of the Company ranking equally with such Debt Securities) shall be equally and ratably secured by a lien on such assets ranking ratably with or equal to (or at the Company's option prior to) such secured Indebted-ness, except that the foregoing restriction shall not apply to (a) liens on any property or assets of any corporation existing at the same time such corpora-tion becomes a Restricted Subsidiary provided that such lien does not extend to any other property of the Company or any of its Restricted Subsidiaries; (b) liens on any property or assets (including stock) existing at the time of ac-quisition thereof, or to secure the payment of the purchase price of such prop-erty or assets, or to secure indebtedness incurred, assumed or guaranteed by the Company or a Restricted Subsidiary for the purpose of financing the pur-chase price of such property or of improvements or construction thereon, which indebtedness is incurred, assumed or guaranteed prior to, at the time of, or within 18 months after such acquisition (or in the case of real property, com-pletion of such improvement or construction or commencement of full operations at such property, whichever is later (which in the case of a retail store is the opening of the store for business to the public)) provided that such lien does not extend to any other property of the Company or any of its Restricted Subsidiaries; (c) liens securing indebtedness owing by any Restricted Subsidi-ary to the Company or another Restricted Subsidiary; (d) liens on any property or assets of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the assets of a corporation or firm as an entirety or substantially as an entirety by the Company or a Restricted Sub-sidiary provided that such lien does not extend to any other property of the Company or any of its Restricted Subsidiaries; (e) liens on any property or as-sets of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real prop-erty, the cost of construction) of the property or assets subject to such liens (including but not limited to, liens incurred in connection with pollution con-trol, industrial revenue or similar financing); (f) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any lien referred to in the foregoing clauses (a) to (e), inclusive;
(g) certain statutory liens or other similar liens arising in the ordinary course of business of the Company or a Restricted Subsidiary, or certain liens arising out of governmental contracts; (h) certain pledges, deposits or liens made or arising under worker's compensation or similar legislation or in cer-tain other circumstances; (i) certain liens in connection with legal proceed-ings, including certain liens arising out of judgments or awards; (j) liens for certain taxes or assessments, landlord's liens and liens and charges incidental to the conduct of the business, or the ownership of the property or assets of the Company or of a Restricted Subsidiary, which were not incurred in connec-tion with the borrowing of money and which do not in the opinion of the Compa-ny, materially impair the use of such property or assets in the operation of the business of the Company or such Restricted Subsidiary or the value of such property or assets for the purposes thereof; or (k) liens not permitted by the foregoing clauses (a) to (j), inclusive, if at the time of and after giving ef-fect to, the creation or assumption of such liens, the aggregate amount of all Indebtedness of the Company and its Restricted Subsidiaries secured by all liens not so permitted by the foregoing clauses (a) through (j), inclusive, to-gether with the Attributable Debt (as defined below) in respect of Sale and Lease-Back Transactions permitted by clause (a) under "Limitation on Sale and Lease-Back Transactions" below, does not exceed the greater of (i) $250 million or (ii) 15% of Consolidated Net Tangible Assets (as defined below).

Limitation on Sale and Lease-Back Transactions. So long as any Debt Securities under the Senior Debt Indenture are outstanding, the Company will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or a Restricted Subsidiary of any Operating Property or Operating Asset (other than any such arrangement in-volving a lease for a term, including renewal rights, for not more than three years and leases between the Company and a Subsidiary or between Subsidiaries), whereby such Operating Property or Operating Asset has been or is to be sold or transferred by the Company or a Restricted Subsidiary to such person (a "Sale and Lease-Back Transaction") un-less (a) the Company or such Restricted Subsidiary would, at the time of en-tering into a Sale and Lease-Back Transaction, be entitled to incur Indebted-ness secured by a lien on the Operating Property or Operating Asset to be leased in an amount at least equal to the Attributable Debt in respect of such transaction without equally and ratably securing the Debt Securities pursuant to the provisions described under "Limitations on Liens" above, or (b) the proceeds of the sale of the Operating Property or Operating Assets to be leased are at least equal to their fair market value and an amount in cash equal to the net proceeds is applied, within 180 days of the effective date of such transaction to the purchase or acquisition (or, in the case of Operating Property, the construction) of Operating Property or Operating Assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or redemption provision and other than Indebtedness owned by the Company or any Restricted Subsidiary) of Debt Securities or of Funded Indebtedness (as defined below) of the Company ranking on a parity with or senior to the Debt Securities, or in the case of a Sale and Lease-Back Transaction by a Re-stricted Subsidiary, of Funded Indebtedness of such Restricted Subsidiary, provided that in connection with any such retirement, any related loan commit-ment or the like shall be reduced in an amount equal to the principal amount so retired. The foregoing restriction shall not apply to, in the case of any Operating Property or Operating Asset acquired or constructed subsequent to the date eighteen months prior to the date of the Indenture, any Sale and Lease-Back Transaction with respect to such Operating Asset or Operating Prop-erty (including presently owned real property upon which such Operating Prop-erty is to be constructed) if a binding commitment is entered into with re-spect to such Sale and Lease-Back Transaction within 18 months after the later of the acquisition of the Operating Property or Operating Asset or the comple-tion of improvements or construction thereon or commencement of full opera-tions at such Operating Property (which in the case of a retail store is the opening of the store for business to the public).

Definitions. "Attributable Debt" means in connection with a Sale and Lease-Back Transaction the aggregate of present values (discounted at a rate per an-num equal to the average interest borne by all outstanding Debt Securities de-termined on a weighted average basis and compounded semi-annually) of the ob-ligations of the Company or any Subsidiary for net rental payments during the remaining term of the applicable lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

"Capital Lease" means any lease of property which, in accordance with gener-ally accepted accounting principles, should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet; and "Capitalized Lease Obligation" means the amount of the liability which should be so capitalized or disclosed.

"Consolidated" when used with respect to any of the terms defined in the In-denture, refers to such terms as reflected in a consolidation of the accounts of the Company and its Restricted Subsidiaries in accordance with generally accepted accounting principles.

"Funded Indebtedness" means any Indebtedness maturing by its terms more than one year from the date of the determination thereof, including any Indebted-ness renewable or extendible at the option of the obligor to a date later than one year from the date of the determination thereof.

"Indebtedness" means all obligations (other than the Debt Securities of such series) of, or guaranteed or assumed by, the Company or any Restricted Subsid-iary for borrowed money or evidenced by bonds, debentures, notes or other sim-ilar instruments.

"Net Tangible Assets" means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting princi-
ples) which under generally accepted accounting principles would be included on a balance sheet after deducting therefrom (a) all liability items except Funded Indebtedness, Capitalized Lease Obligations, stockholders' equity and reserves for deferred income taxes and (b) all good-will, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet.

"Operating Assets" means all merchandise inventories, furniture, fixtures and equipment (including all transportation and warehousing equipment but excluding office equipment and data processing equipment) owned or leased pursuant to Capital Leases by the Company or a Restricted Subsidiary.

"Operating Property" means all real property and improvements thereon owned or leased pursuant to Capital Leases by the Company or a Restricted Subsidiary and constituting, without limitation, any store, warehouse, service center or dis-tribution center wherever located, provided that such term shall not include any store, warehouse, service center or distribution center which the Company's Board of Directors declares by written resolution not to be of material impor-tance to the business of the Company and its Restricted Subsidiaries.

"Restricted Subsidiaries" means all Subsidiaries other than Non-Restricted Sub-sidiaries. "Non-Restricted Subsidiary" means any Subsidiary that the Company's Board of Directors has in good faith declared pursuant to a written resolution not to be of material importance, either singly or together with all other Non-Restricted Subsidiaries, to the business of the Company and its consolidated Subsidiaries taken as a whole. Initially the Company will have no Non-Re-stricted Subsidiaries.

"Subsidiary" means (i) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company or (ii) any partnership of which more than 50% of the partnership interests are owned by the Company or any Subsidiary.

Unless otherwise specified in the Prospectus Supplement relating to a particu-lar series of Offered Debt Securities, the covenants applicable to the Debt Se-curities would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving the Company or in the event of a material adverse change in the Company's financial condition or results of operation. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Offered Debt Securities, the Debt Securities do not con-tain any other provisions that are designed to afford protection in the event of a highly leveraged transaction involving the Company.

SUBORDINATED DEBT

The Debt Securities and Coupons, if any, appertaining thereto that will consti-tute part of the subordinated debt of the Company (the "Subordinated Debt Secu-rities") will be issued under the Subordinated Debt Indenture and will be sub-ordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all "Senior Indebtedness" of the Company. The Subordinated Debt Indenture defines "Senior Indebtedness" as all indebtedness of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes, letters of credit, interest rate ex-change agreements, currency exchange agreements, commodity forward contracts or other similar instruments, or indebtedness or obligations with respect to any lease of real or personal property whether existing on the date hereof or here-inafter incurred, and any guarantee, amendments, renewals, extensions, modifi-cations and refundings of any such indebtedness or obligation, provided that Senior Indebtedness shall not include (i) obligations that, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, were without recourse to the Issuer, (ii) obligations of the Com-pany to any Subsidiary, and (iii) any other obligations which by the terms of the instrument creating or evidencing the same are specifically designated as not being senior in right of payment to the Subordinated Debt Securities.

In the event (a) of any insolvency or bankruptcy proceedings, or any receiver-ship, liquidation or other similar proceedings including reorganization in re-spect of the Company or a substantial part of its property or (b) that (i) a default shall have occurred with respect to the payment of principal of (and premium, if any) or any interest on or other monetary amounts due and payable on any Senior Indebted-ness or (ii) there shall have occurred an event of default (other than a de-fault in the payment of principal, premium, if any, or interest, or other mone-tary amounts due and payable) with respect to any Senior Indebtedness, as de-fined therein or in the instrument under which the same is outstanding, permit-ting the holder or holders thereof to accelerate the maturity thereof, and such default or event of default shall not have been cured or waived or shall not have ceased to exist, unless, in the case of a default under clause (ii) above, the default with respect to the Senior Indebtedness is cured or waived, or 180 days pass after notice of the default is given to the holders of Senior Indebt-edness (unless the maturity of such Senior Indebtedness has been accelerated), then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made, in ac-cordance with the relevant Senior Indebtedness, for such payment in money or money's worth, before the holders of any of the Subordinated Debt Securities or Coupons are entitled to receive a payment on account of the principal of (and premium, if any) or any interest on the indebtedness evidenced by such Subordi-nated Debt Securities or of such Coupons. No new period of suspension of pay-ments under clause (ii) above may be commenced by reason of the same event of default (or any other event of default that existed or was continuing on the date of the commencement of such period) within twelve months after the first such notice relating thereto. Without limitation of the foregoing, upon any ac-celeration of the Subordinated Debt Securities because of an Event of Default, the Company must promptly notify the holders of Senior Indebtedness of such ac-celeration, and may not pay the Subordinated Debt Securities unless (A) 120 days pass after such acceleration and (B) the terms of the Subordinated Debt Indenture permit such payment at such time.

By reason of such subordination, in the event of bankruptcy, insolvency or liq-uidation of the Company, creditors of the Company who are holders of Senior In-debtedness and general creditors of the Company may recover more, ratably, than holders of the Subordinated Debt Securities. Certain contingent obligations of the Company, including certain guarantees, letters of credit, interest rate ex-change agreements, currency exchange agreements and commodity forward con-tracts, would constitute Senior Indebtedness if such contingent obligations be-came payable by the Company.

The Company expects from time to time to incur additional indebtedness consti-tuting Senior Indebtedness. The Subordinated Debt Indenture does not prohibit or limit the incurrence of additional Senior Indebtedness or any other indebt-edness and does not contain financial covenants or similar restrictions on the Company.

CONVERSION AND EXCHANGE

The terms, if any, on which Debt Securities of any series will be convertible into or exchangeable for Common Stock or Preferred Stock, property or cash, or a combination of any of the foregoing, will be summarized in the Prospectus Supplement relating thereto. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder, or at the option of the Company, in which case the number of shares of Common Stock or Preferred Stock to be received by the holders of the Debt Securities would be calculated according to the factors and at such time as summarized in the related Prospectus Supplement.

MERGER AND CONSOLIDATION

Each Indenture provides that the Company will not merge or consolidate with any corporation, partnership or other entity and will not sell, lease or convey all or substantially all its assets to any entity, unless the Company shall be the surviving entity, or the surviving entity or the successor entity that acquires all or substantially all the assets of the Company shall be a corporation or partnership organized under the laws of the United States or a State thereof or the District of Columbia and shall expressly assume all obligations of the Com-pany under such Indenture and the Debt Securities issued thereunder, and imme-diately after such merger, consolidation, sale, lease or conveyance, the Com-pany or such successor entity shall not be in default in the performance of the covenants and conditions of the Indenture to be performed or observed by the Company.

EVENTS OF DEFAULT

An Event of Default is defined under each Indenture with respect to Debt Secu-rities of any series issued under such Indenture as being: (a) default in pay-ment of any principal of the Debt Securities of such series, either at maturity (or upon a redemption), by declaration or otherwise (including any sinking fund payment); (b) default for 30 days in payment of any interest on any Debt Secu-rities of such series; (c) default for 60 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the holders of not less than 25% in principal amount of outstanding Debt Securities of such series, in the observance or performance of any other covenant or agreement in the Debt Securities of such series or the Indenture other than a covenant in-cluded in the Indenture solely for the benefit of a series of Debt Securities other than such series; (d) certain events of bankruptcy, insolvency or reorga-nization relating to the Company or any Significant Subsidiary (as such term is defined in Regulation S-X under the Exchange Act). In addition, with respect to Senior Debt Securities, the Senior Debt Indenture defines an event of default as being: (e) failure by the Company or any Significant Subsidiary to make any payment at maturity, including any applicable grace period, in respect of in-debtedness, in an amount in excess of $25,000,000 or the equivalent thereof in any other currency or composite currency and continuance of such failure for a period of 30 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the holders of not less than 25% in prin-cipal amount of outstanding Debt Securities of such series; (f) a default with respect to any indebtedness of the Company or any Significant Subsidiary, which default results in the acceleration of any indebtedness (other than non-re-course obligations or the Debt Securities of such series) in an amount in ex-cess of $25,000,000 without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the holders of not less than 25% in principal amount of outstanding Debt Securities of such series, indebtedness being defined to mean all obligations of, or guaranteed or assumed by, the Company or any Sig-nificant Subsidiary for borrowed money or evidenced by bonds, debentures, notes or other similar instruments; provided, however, that if any such failure, de-fault or acceleration referred to in clause (e) or (f) above shall cease to ex-ist or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been thereupon cured and (g) any other Event of Default provided with respect to Debt Securities of that se-ries.

Each Indenture provides that, if an Event of Default shall have occurred and be continuing (other than an Event of Default specified in clause (d) above relat-ing to the Company), either the Trustee or the holders of not less than 25% in the principal amount of the Debt Securities of such series then outstanding may declare the principal of all Debt Securities of such series and interest ac-crued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal (including any required purchase) of (or premium, if any) or interest on such Debt Securities) by the holders of a majority in principal amount of the Debt Securities of such series then out-standing. If an Event of Default specified in clause (d) above relating to the Company occurs, such principal amount shall ipso facto become and be immedi-ately due and payable without any declaration or other act on the part of the Trustee or any holder.

Each Indenture provides that the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, has no obligation to exercise any right or power granted it under the Indenture at the request of holders of Debt Securities unless the Trustee is indemnified by such holders. Subject to such provisions in each Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in principal amount of the outstanding Debt Securities of each series issued under such In-denture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Each Indenture provides that no holder of Debt Securities of any series issued under such Indenture may institute any action against the Company under such Indenture (except actions for payment of overdue principal, premium (if any) or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and the holders of not less than 25% in principal amount of the Debt Securities of such series issued under such Indenture then outstanding shall have re-quested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such ac-tion within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the Debt Securities of such series issued under such Indenture and then outstanding.

Under each Indenture, the Company is required to file annually with the Trustee a certificate of no default or a certificate specifying any default that exists.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

Unless otherwise specified in the applicable Prospectus Supplement, the Com-pany can discharge or defease its obligations with respect to each series of Debt Securities as set forth below.

Under terms satisfactory to the Trustee, the Company may discharge certain ob-ligations to holders of any series of Debt Securities issued under such Inden-ture which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or, in the case of Debt Securities payable only in U.S. dollars, U.S. Government Obligations (as defined in such Inden-ture) as trust funds in an amount certified to be sufficient to pay at matu-rity (or upon redemption) the principal of and interest on such Debt Securi-ties.

The Company may also discharge any and all of its obligations to holders of any series of Debt Securities issued under an Indenture at any time ("defea-sance"), but may not thereby avoid its duty to register the transfer or ex-change of such series of Debt Securities, to replace any temporary, mutilated, destroyed, lost, or stolen series of Debt Securities or to maintain an office or agency in respect of such series of Debt Securities. Defeasance may be ef-fected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or, in the case of Debt Securities payable only in U.S. dol-lars, U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and inter-est on all outstanding Debt Securities of such series issued under the Inden-ture; (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt Securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance and that defeasance will not otherwise alter such holders' United States federal income tax treatment of principal and interest payments on such series of Debt Securities (such opinion must be based on a ruling of the Internal Revenue Service (the "IRS") or a change in United States federal income tax law occurring after the date of such Indenture, since such a result would not occur under current tax law); and (iii) in the case of the Subordi-nated Debt Indenture (a) no event or condition shall exist that, pursuant to certain provisions described under "Subordinated Debt" above, would prevent the Company from making payments of principal of (and premium, if any) and in-terest on the Subordinated Debt Securities at the date of the irrevocable de-posit referred to above or at any time during the period ending on the 121st day after such deposit date and (b) the Company delivers to the Trustee for the Subordinated Debt Indenture an opinion of counsel to the effect that (1) the trust funds will not be subject to any rights of holders of Senior Indebt-edness and (2) after the 121st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorga-nization or similar laws affecting creditors' rights generally, except that if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, then the Trustee and the holders of the Subordinated Debt Securities would be entitled to certain rights as se-cured creditors in such trust funds.

MODIFICATION OF THE INDENTURE

Each Indenture provides that the Company and the Trustee may enter into sup-plemental indentures without the consent of the holders of Debt Securities to:
(a) secure such Debt Securities, (b) evidence the assumption by a successor entity of the obligations of the Company, (c) add covenants for the protection of the holders of such

Debt Securities, (d) evidence the acceptance of appointment by a successor trustee or (e) cure any ambiguity or correct any inconsistency in the Indenture or amend the Indenture in any other manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the holders of Debt Securities issued thereunder.

Each Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities of any series issued under such Indenture then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, such Indenture or modify in any manner the rights of the holders of the Debt Securities of such series; provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) change the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof or any premium thereon or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or otherwise change the re-demption provisions in a manner adverse to holders or change the currency in which the principal thereof or interest thereon is payable or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to the Debt Securities issued thereunder not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any Debt Security when due or (b) reduce the aforesaid percentage in principal amount of Debt Se-curities of any series issued under such Indenture, the consent of the holders of which is required for any such modification.

The Subordinated Debt Indenture may not be amended to alter the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby.

CONCERNING THE TRUSTEES

The Trustees, in their individual or any other capacity, have performed and may perform services for the Company and may otherwise deal with the Company as if they were not the Trustees. An affiliate of the Senior Trustee is a participat-ing bank under the Company's principal bank credit agreement and has other banking relationships with the Company. If a Trustee has or shall acquire any conflicting interest (as defined in Section 310(b) of the Trust Indenture Act of 1939, as amended, after a default under the relevant indenture) the Trustee shall either eliminate such conflicting interest or resign as Trustee. In addi-tion, an affiliate of the Senior Trustee is the Transfer Agent and Registrar and dividend paying agent for the Common Stock.

BOOK-ENTRY SYSTEM

Unless otherwise specified in the applicable Prospectus Supplement, any Debt Securities will be represented by certificate in book entry form ("Global Debt Securities") as set forth below.

Any Global Debt Securities will be registered in the name of DTC's nominee. Ex-cept as set forth below, a Global Debt Security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

DTC has advised the Company and the Underwriters that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the pro-visions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities of its participants and to facilitate the clear-ance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the partici-pants, thereby eliminating the need for physical movement of securities certif-icates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a par-ticipant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

Upon the issuance by the Company of any Global Debt Securities, DTC will cred-it, on its book-entry registration and transfer system, the respective princi-pal amounts of Debt Securities to the accounts of participants. The accounts to be credited will be designated by the applicable Underwriter. Ownership of ben-eficial interests in a Global Debt Security will be limited to participants or persons that may hold interests through participants. Beneficial interests in a Global Debt Security will be shown on, and the transfer thereof will be ef-fected only through, records maintained by DTC (with respect to beneficial in-terests of participants) or by participants or persons that may hold interests through participants (with respect to beneficial interests of beneficial own-ers). The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Debt Security.

For a Global Debt Security, so long as DTC or its nominee is the registered owner of such Global Debt Security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Debt Security for all purposes under the Senior Debt Indenture. Except as provided below, owners of beneficial interests in a Global Debt Secu-rity will not be entitled to have Debt Securities represented by such Global Debt Security registered in their names, will not receive or be entitled to re-ceive physical delivery of such Debt Securities in certificated form and will not be considered the owners or holders thereof under the Senior Debt Inden-ture.

Principal and interest payments in respect of the Debt Securities will be made in immediately available funds by the Company to DTC or its nominee, as the case may be, as the holder of the related Global Debt Securities. Neither the Company nor the Trustee will have any responsibility or liability for any as-pect of the records relating to or payments made on account of beneficial own-ership interests in any Global Debt Securities, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Nei-ther the Company nor the Trustee will have any responsibility or liability for DTC's exercise of or failure to exercise any redemption option with respect to any Debt Securities on behalf of any holder of a beneficial interest therein, other than the Company's obligation to redeem such Debt Securities if such op-tion is properly exercised by DTC or its nominee, as registered holder, in ac-cordance with the procedures specified therefor. The Company expects that DTC, upon receipt of any payment of principal or interest in respect of any Global Debt Securities, will credit immediately the accounts of the related partici-pants with payment in amounts proportionate to their respective beneficial in-terests in the principal amount of such Global Debt Securities as shown on the records of DTC. The Company also expects that payments by participants to own-ers of beneficial interests in any Global Debt Securities will be governed by standing customer instructions and customary practices, as is now the case, with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Payments to DTC in respect of the Debt Securities which are represented by any Global Debt Securities shall be the responsibility of the Company or the Trustee, dis-bursement of such payments to direct participants shall be the responsibility of DTC and disbursement of such payments to beneficial owners shall be the re-sponsibility of direct and indirect participants.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect par-ticipants to beneficial owners, and vice versa, are governed by arrangements among them, subject to statutory or regulatory requirements as may be in effect from time to time; and neither the Company nor the Trustee will have any re-sponsibility or liability with respect thereto.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy of such information.

If DTC is at any time unwilling or unable to continue as depository and a suc-cessor depository is not appointed by the Company within 90 days, the Company will issue Debt Securities in certificated form in exchange for each Global Debt Security. In addition, the Company may at any time determine not to have one or more series of Debt Securities represented by any Global Debt Securi-ties. In any such instance, owners of beneficial interests in any such Global Debt Security will be entitled to physical delivery of Debt Securities in cer-tificated form equal in principal amount to such beneficial interest and to have such Debt Securities registered in their names. Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons.

                        DESCRIPTION OF PREFERRED STOCK

The Company currently has no shares of Preferred Stock outstanding. The Com-pany is authorized to issue 10,000,000 shares of Preferred Stock, which may be issued from time to time in one or more series with such voting rights, divi-dend rates, rights, preferences and limitations as may be determined by the Company's Board of Directors. Satisfaction of any dividend preferences of any outstanding shares of Preferred Stock would reduce the amount of funds avail-able for the payment of dividends to holders of the Common Stock on some or all matters submitted to stockholders. Holders of Preferred Stock would nor-mally be entitled to receive a preference payment before any payment is made to holders of Common Stock in the event of any liquidation, dissolution or winding up of the Company. Holders of Preferred Stock may be entitled to vote with holders of Common Stock. For a description of certain existing provisions of the Company's Restated Certificate of Incorporation, as amended (the "Cer-tificate"), and of the Company's Restated By-Laws which may have an anti-take-over effect, see "Certain Provisions of the Restated Certificate of Incorpora-tion and Restated By-Laws." The Company has authorized a series of Preferred Stock in connection with its Preferred Share Purchase Rights Plan, a descrip-tion of which is contained in Amendment No. 6 to the Company's Registration Statement on Form 8-A, dated July 17, 1997, which is incorporated by reference herein. See "Available Information."

The descriptions of the Preferred Stock set forth below and the descriptions of the terms of a particular series of Preferred Stock that will be set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to American Stores' Restated Certificate of Incor-poration, and the certificate establishing designation, preferences and rights relating to such series or the Rights Agreement referred to below. All mate-rial terms of the Preferred Stock will be described herein or in a Prospectus Supplement.

The specific terms of a particular series of Preferred Stock offered hereby will be described in a Prospectus Supplement relating to such series and will include the following:

  (i) The maximum number of shares to constitute the series and the distinc-tive designation thereof;

  (ii) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which divi-dends will begin to accrue or accumulate and whether dividends will be cu-mulative;

  (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

  (iv) The liquidation preference, if any, applicable to shares of the se-ries;

  (v) Whether the shares of the series will be subject to operation of a re-tirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

  (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

  (vii) The voting rights, if any, of the shares of the series;

  (viii) The currency or units based on or relating to currencies in which such series is denominated and/or in which payments will or may be payable;

  (ix) The methods by which amounts payable in respect of such series may be calculated and any commodities, currencies or indices, or price, rate or value, relevant to such calculation;

  (x) Whether fractional interests in shares of the series will be offered in the form of Depositary Shares as described below under "Description of De-positary Shares"; and

  (xi) Any other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

The name of the transfer agent, registrar, dividend disbursing agent and re-demption agent, as applicable, will be disclosed in a Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

As of November 29, 1997, there were 273,328,276 shares of Common Stock out-standing. The holders of Common Stock of the Company are entitled to receive dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company, subject to the prior rights of any holders of Preferred Stock. The holders of Common Stock are entitled upon liq-uidation, dissolution or winding up of the Company to share ratably in the net assets of the Company after satisfaction in full of the prior rights of credi-tors of the Company and any holders of Preferred Stock.

The holders of Common Stock are entitled to one vote for each share held on all matters as to which stockholders are entitled to vote. The holders of Com-mon Stock do not have cumulative voting rights, any preferential or preemptive rights with respect to any securities of the Company, or any conversion rights. The Common Stock is not subject to redemption and is not entitled to the benefit of any sinking fund. The outstanding shares of Common Stock are fully paid and nonassessable. For a description of certain existing provisions of the Certificate, and of the Company's Restated By-Laws which may have an anti-takeover effect, see "Certain Provisions of the Restated Certificate of Incorporation and Restated By-Laws." First Chicago Trust Company of New York is the Transfer Agent and Registrar and dividend paying agent for the Common Stock.

                       DESCRIPTION OF DEPOSITARY SHARES

The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts (as defined below) does not purport to be com-plete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of Preferred Stock which have been or will be filed with the Commission in con-nection with the offering of such series of Preferred Stock. All material terms of the Deposit Agreement, the Depositary Shares and the Depositary Re-ceipts will be described herein or in a Prospectus Supplement.

GENERAL

American Stores may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, American Stores will provide for the issuance by a Depositary to the public of receipts for Depositary Shares, each of which will represent fractional interests of a particular series of Preferred Stock (which will be set forth in the Prospectus Supplement relating to a particular series of Preferred Stock).

The shares of any series of Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between American Stores and a bank or trust company selected by American
Stores having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of Depositary Shares will be entitled, in proportion to the applicable fractional interests in shares of Preferred Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Deposi-tary Shares (including dividend, voting, redemption, conversion and liquidation rights).

The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional interests in shares of the related series of Preferred Stock in accordance with the terms of the offering for Preferred Stock described in the related Prospectus Supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

The Depositary will distribute all cash dividends or other cash distributions received in respect of Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion, as nearly as practica-ble, to the numbers of such Depositary Shares owned by such holders on the rel-evant record date, subject to any applicable tax withholding. The Depositary shall distribute only such amount, however, as can be distributed without at-tributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

In the event of a distribution other than in cash, the Depositary will distrib-ute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of American Stores, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale of such property and distri-bution of the net proceeds from such sale to such holders, subject to any ap-plicable tax withholding.

Any subscription or similar rights offered by American Stores to holders of Preferred Stock will be made available to the holders of Depositary Shares in such manner as the Depositary may determine, with the approval of American Stores.

REDEMPTION OF DEPOSITARY SHARES

If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds re-ceived by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applica-ble fraction of the redemption price per share payable with respect to such se-ries of the Preferred Stock. Whenever American Stores redeems shares of Pre-ferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all of the Depositary Shares are to be re-deemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

After the date fixed for redemption, the Depositary Shares so called for re-demption will no longer be deemed to be outstanding and all rights of the hold-ers of the Depositary Shares will cease, except the right to receive the mon-eys, securities or other property payable upon such redemption and any money, securities or other property to which the holders of such Depositary Shares were entitled, including any accrued and unpaid dividends payable in connection with such redemption, upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING OF PREFERRED STOCK

Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled, subject to any applicable restrictions, to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the num-ber of shares of Preferred Stock underlying such Depositary Shares in accor-dance with such instructions, and American Stores will agree to take all ac-tion which may be deemed necessary by the Depositary in order to enable the Depositary to do so.

AMENDMENT AND TERMINATION OF DEPOSITARY AGREEMENT

The form of Depositary Receipt evidencing the Depositary Shares and any provi-sion of the Deposit Agreement may at any time be amended by agreement between American Stores and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by American Stores or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of American Stores and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

American Stores will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. American Stores will pay charges of the Depositary in connection with the initial de-posit of any Preferred Stock and any redemption of such Preferred Stock. Hold-ers of Depositary Shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agree-ment to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

The Depositary may resign at any time by delivering to American Stores notice of its election to do so, and American Stores may at any time remove the De-positary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such succes-sor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its prin-cipal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

The Depositary will forward to the holders of Depositary Shares all reports and communications from American Stores which are delivered to the Depositary and which American Stores is required to furnish to the holders of the appli-cable Preferred Stock.

Neither the Depositary nor American Stores will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its ob-ligations under the Deposit Agreement. The obligations of American Stores and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prose-cute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

                           CURRENT CAPITAL STRUCTURE

As of the date of this Prospectus, American Stores is authorized by its Re-stated Certificate of Incorporation to issue 700,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of November 29, 1997, there were 273,328,276 shares of Common Stock and no shares of Preferred Stock outstand-ing. In addition, as of November 29, 1997, 37,068,467 shares of Common Stock were authorized and remained available for issuance under American Stores' stock option plans and other employee benefit plans. The Company has authorized a series of Preferred Stock in connection with its Preferred Share Purchase Rights Plan, a description of which is contained in Amendment No. 6 to the Company's Registration Statement on Form 8-A, dated July 17, 1997, which is in-corporated by reference herein. See "Available Information."

        CERTAIN PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION
                              AND RESTATED BY-LAWS

Certain existing provisions of the Company's Restated Certificate of Incorpora-tion, as amended (the "Certificate"), and of the Company's Restated By-Laws, may have an anti-takeover effect. Under the Certificate, (a) any merger or con-solidation of the Company with any other person or entity, if such other person or entity and its affiliates, individually or in the aggregate, are directly or indirectly the beneficial owners of more than 10% of the outstanding Common Stock (a "Related Person"), (b) any sale or exchange of all or substantially all of the Company's assets or business to or with a Related Person, or (c) any issuance or delivery of any of the Company's stock or other securities in ex-change or payment for any properties or assets of a Related Person or any secu-rities issued by a Related Person, or in any merger of any affiliate of the Company with or into any Related Person or any of its affiliates, requires, in addition to any approval otherwise required by law, the approval of not less than two-thirds of the outstanding Common Stock not owned by such Related Per-son, unless the Board of Directors approves the transaction by a two-thirds vote of the then authorized number of directors or by a vote taken prior to the acquisition of more than 10% of the Common Stock by such Related Person, in which event the normal requirements with respect to stockholder votes would ap-ply.

The Certificate provides that the number of directors will be not less than five nor more than 20. The Board of Directors currently has 11 members. The Company's By-Laws provide that vacancies and newly created directorships re-sulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and that the directors so chosen will hold office until the event of their death, resignation or removal.

Stockholders can only take action at meetings of the stockholders. Special meetings of the stockholders may only be called by the Board of Directors or by any person authorized by the Board. The Company's Restated By-Laws provide that only such business may be conducted at a special meeting as is specified in the notice of meeting. The Certificate provides that the Board of Directors, when evaluating proposals regarding a tender offer, a merger, a consolidation or the purchase or acquisition of substantially all of the properties and assets of the Company, shall, in connection with the exercise of its judgment in deter-mining what is in the best interests of the Company and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects of the transaction on employees, suppliers, custom-ers and other constituents of the Company and its subsidiaries and on the com-munities in which they operate or are located.

The provisions referred to above and in this paragraph and all of the By-Laws of the Company can be amended or repealed by the stockholders only if stock-holders holding not less than 80% of the outstanding Common Stock and stock-holders holding a majority of the total outstanding Common Stock, excluding Common Stock owned by a Related Person, vote for such amendment or repeal.

The Company's Restated By-Laws establish an advance notice procedure for stock-holders to nominate candidates for election as directors or to bring other business before meetings of stockholders of the Company (the "Stockholder No-tice Procedure"). Only those stockholder nominees who are nominated in accor-dance with the

Stockholder Notice Procedure will be eligible for election as directors of the Company. Under the Stockholder Notice Procedure, notice of stockholder nomina-tions or proposals of other business to be made at an annual meeting (or of any other business to be brought before such meeting) generally must be re-ceived by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (i) the 60th day prior to such meeting or (ii) the 10th day after public announcement of the date of such meeting is first made). The Company's Restated By-Laws specify information required to be provided to the Company by stockholders to comply with the Stockholder Notice Procedure.

By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the Company's Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed neces-sary or desirable by the Company's Board, to inform stockholders about such qualifications. Although the Company's Restated By-Laws do not give the Company's Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of dis-couraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

Section 203 of the Delaware General Corporation Law ("Section 203") prohibits certain persons ("interested stockholders") from engaging in a "business com-bination" with a Delaware corporation for three years following the date such persons become interested stockholders. Interested stockholders generally in-clude (i) persons who are the beneficial owners of 15% or more of the out-standing voting stock of the corporation and (ii) persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation's outstanding voting stock at any time within three years before the date on which such a person's status as an interested stockholder is determined. Sub-ject to certain exceptions, a "business combination" includes, among other things (i) mergers or consolidations, (ii) the sale, lease, exchange, mort-gage, pledge, transfer or other disposition of assets having an aggregate mar-ket value equal to 10% or more of either the aggregate market value of all as-sets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, (iii) transac-tions that result in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, except pursuant to a trans-action that effects a pro rata distribution to all stockholders of the corpo-ration, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or se-curities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the interested stockholder or (v) any receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other finan-cial benefits provided by or through the corporation.

Section 203 does not apply to a business combination if (i) before a person becomes an interested stockholder, the board of directors of the corporation approves the transaction in which the interested stockholder became an inter-ested stockholder or approves the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an in-terested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction com-menced (other than certain excluded shares) or (iii) following a transaction in which the person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) autho-rized at a regular or special meeting of stockholders (and not by written con-sent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stock-holder.

For a discussion of the preferred share purchase rights associated with the outstanding shares of Common Stock, which also have certain anti-takeover ef-fects, reference is made to the description of the Company's Rights Agreement contained in Amendment No. 6 to the Company's Registration Statement on Form 8-A, dated July 17, 1997, which is incorporated by reference herein. See "Available Information."

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition by a U.S. Holder (as defined be-low) or a United States Alien Holder (as defined below) of Debt Securities is-sued in registered form and of the acquisition, ownership and disposition by a United States Alien Holder of Common Stock. In the event that the Company is-sues Preferred Stock or Debt Securities in bearer form, the applicable Prospec-tus Supplement will describe the material federal income tax consequences thereof.

The discussion does not cover all aspects of federal taxation that may be rele-vant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of Debt Securities or Common Stock by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary addresses only investors that will hold the Debt Securities or Common Stock as capital assets and does not discuss all of the tax considerations that may be relevant to certain types of invest-ors subject to special treatment under the federal income tax laws (such as banks, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt or-ganizations, dealers in securities or currencies, investors that will hold the Debt Securities or Common Stock as part of straddles, hedging transactions or conversion transactions for federal tax purposes, investors whose functional currency is not the U.S. dollar or investors who enter into "constructive sales" of the Debt Securities or Common Stock). Additional United States fed-eral income tax consequences applicable to particular Debt Securities may be set forth in the applicable Prospectus Supplement.

As used herein, the term "U.S. Holder" means a beneficial owner of Debt Securi-ties or Common Stock, as the case may be, that is (i) a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation or partnership created or organized under the laws of the United States or any State thereof, (iii) an estate the income of which is subject to U.S. federal income tax on a net income basis regardless of its source or (iv) in general, a trust if a court within the United States is able to exercise primary supervi-sion over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust. A "United States Alien Holder" is any holder who or that is not a U.S. Holder.

The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all sub-ject to change at any time, perhaps with retroactive effect.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOR-EIGN AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE DEBT SECURITIES OR COMMON STOCK.

U.S. HOLDERS OF DEBT SECURITIES

Except where otherwise expressly indicated, this summary under "U.S. Holders of Debt Securities" deals only with initial purchasers of Debt Securities at the issue price that are U.S. Holders.

Payments of Interest

General. Interest on a Debt Security, whether payable in U.S. dollars or a cur-rency, composite currency or basket of currencies other than U.S. dollars (a "foreign currency"), other than interest on a "Discount Debt Security" that is not "qualified stated interest" (each as defined below under "Original Issue Discount--General"), will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

Foreign Currency Denominated Interest. If an interest payment is denominated in, or determined by reference to, a foreign currency, the amount of income recognized by a cash basis U.S. Holder will be the U.S. dollar value of the in-terest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.

An accrual basis U.S. Holder may determine the amount of income recognized with respect to an interest payment denominated in, or determined by reference to, a foreign currency in accordance with either of two methods. Under the first method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years of a U.S. Holder, the part of the period within the taxable year).

Under the second method, the U.S. Holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, if a payment of interest is actually re-ceived within five business days of the last day of the accrual period or tax-able year, an electing accrual basis U.S. Holder may instead translate such ac-crued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. Any such election will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the elec-tion applies or thereafter acquired by the U.S. Holder, and will be irrevocable without the consent of the IRS.

Upon receipt of the interest payment (including a payment attributable to ac-crued but unpaid interest upon the sale or retirement of a Debt Security) de-nominated in, or determined by reference to, a foreign currency, the U.S. Holder will recognize ordinary income or loss measured by the difference be-tween the exchange rate used to accrue interest income pursuant to one of the two above methods and the exchange rate in effect on the date of receipt, re-gardless of whether the payment is in fact converted into U.S. dollars.

Original Issue Discount

General. The following is a summary of the principal federal income tax conse-quences of the ownership of Debt Securities issued at an original issue dis-count. It is based in part upon the rules governing original issue discount that are set forth in Sections 1271 through 1275 of the Code and in Treasury regulations thereunder (the "OID Regulations"). The following summary does not discuss the federal income tax consequences of an investment in contingent pay-ment debt instruments. In the event the Company issues contingent payment debt instruments, the applicable Prospectus Supplement will describe the material federal income tax consequences thereof.

A Debt Security, other than a Debt Security with a term of one year or less (a "short-term Debt Security"), will be treated as issued at an original issue discount (a "Discount Debt Security") if the excess of the Debt Security's "stated redemption price at maturity" over its issue price is more than a "de minimis amount" (as defined below). Generally, the issue price of a Debt Secu-rity will be the first price at which a substantial amount of Debt Securities included in the issue of which the Debt Security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The stated re-demption price at maturity of a Debt Security is the total of all payments pro-vided by the Debt Security that are not payments of "qualified stated inter-est." A qualified stated interest payment is generally any one of a series of stated interest payments on a Debt Security that are unconditionally payable at least annually during the entire term of the Debt Security at a single fixed rate (with certain exceptions for lower rates paid during some periods) applied to the outstanding principal amount of the Debt Security. Special rules for "Floating Rate Debt Securities" (as defined below under "Original Issue Dis-count--Floating Rate Debt Securities") are described below under "Original Is-sue Discount--Floating Rate Debt Securities."

In general, if the excess of a Debt Security's stated redemption price at matu-rity over its issue price is less than 1/4 of 1 percent of the Debt Security's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, consti-tutes "de minimis original issue discount" and the Debt Security is not a Dis-count Debt Security. Unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, a United States Holder of a Debt Security with de minimis original issue discount must include such de minimis original issue discount in income as capital gain as stated principal payments on the Debt Security are made. The includible amount with respect to each such payment will equal the product of the total amount of the Debt Security's de minimis original issue discount and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Debt Security.

U.S. Holders of Discount Debt Securities having a maturity of more than one year from their date of issue must include original issue discount ("OID") in income calculated on a constant-yield method before the receipt of cash attrib-utable to such income, and generally will have to include in income increas-ingly greater amounts of OID over the life of the Debt Security. The amount of OID includible in income by a U.S. Holder of a Discount Debt Security is the sum of the daily portions of OID with respect to the Discount Debt Security for each day during the taxable year or portion of the taxable year on which the U.S. Holder holds such Discount Debt Security ("accrued OID"). The daily por-tion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with re-spect to a Debt Security may be of any length selected by the U.S. Holder and may vary in length over the term of the Debt Security as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Debt Security occurs on either the final or first day of an accrual period. The amount of OID allocable to an accrual period equals the ex-cess of (a) the product of the Discount Debt Security's adjusted issue price at the beginning of the accrual period and such Debt Security's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of the payments of qualified stated interest on the Debt Security allocable to the ac-crual period. The "adjusted issue price" of a Discount Debt Security at the be-ginning of any accrual period is the issue price of the Debt Security increased by (x) the amount of accrued OID for each prior accrual period and decreased by
(y) the amount of any payments previously made on the Debt Security that were not qualified stated interest payments. For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qual-ified stated interest on the Debt Security contains more than one accrual peri-od, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has ac-crued prior to the first day of the accrual period but that is not payable un-til the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between (x) the amount payable at the maturity of the Debt Security (other than any payment of qualified stated interest) and (y) the Debt Security's adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. A U.S. Holder that purchases a Discount Debt Security for an amount less than or equal to the sum of all amounts payable on the Debt Se-curity after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price (any such excess being "acquisition premium") and that does not make the election described below under "Election to Treat All Interest as Original Issue Discount" is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the U.S. Holder's adjusted basis in the Debt Security immediately after its purchase over the adjusted issue price of the Debt Security, and the denomina-tor of which is the excess of the sum of all amounts payable on the Debt Secu-rity after the purchase date, other than payments of qualified stated interest, over the Debt Security's adjusted issue price.

Pre-Issuance Accrued Interest. If (i) a portion of the initial purchase price of a Debt Security is attributable to pre-issuance accrued interest, (ii) the first stated interest payment on the Debt Security is to be made within one year of the Debt Security's issue date and (iii) the payment will equal or ex-ceed the amount of pre-issuance accrued interest, then the issue price of the Debt Security may be computed by reducing the issue price (as determined under "Original Issue Discount--General") by the amount of pre-issuance accrued in-terest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Debt Security.

Debt Securities Subject to Contingencies Including Optional Redemption. In gen-eral, if a Debt Security provides for an alternative payment schedule or sched-ules applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and if, based on all the facts and circumstances as of the issue date, a single payment schedule is significantly more likely than not to occur, then the yield and maturity of the Debt Security are computed based on that payment schedule.

Notwithstanding the general rule described in the preceding paragraph, if the Company has an unconditional option or options to redeem a Debt Security, or the Holder has an unconditional option or options to cause a Debt Security to be repurchased, prior to the Debt Security's stated maturity, then (i) in the case of an option or options of the Company, the Company will be deemed to ex-ercise or not exercise an option or combination of options in the manner that minimizes the yield on the Debt Security and (ii) in the case of an option or options of the Holder, the Holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the Debt Security. For purposes of those calculations, the yield on the Debt Secu-rity is determined by using any date on which the Debt Security may be redeemed or repurchased as the maturity date and the amount payable on such date in ac-cordance with the terms of the Debt Security as the principal amount payable at maturity.

If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a "change in circumstances") then, except to the extent that a portion of the Debt Security is repaid as a result of a change in circumstances and solely for purposes of the accrual of OID, the yield and maturity of the Debt Security are redetermined by treating the Debt Security as reissued on the date of the change in circumstances for an amount equal to the Debt Security's adjusted is-sue price on that date.

Election to Treat All Interest as Original Issue Discount. A U.S. Holder may elect to include in gross income all interest that accrues on a Debt Security using the constant-yield method described above under the heading "Original Is-sue Discount--General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original is-sue discount, market discount, de minimis market discount and unstated inter-est, as adjusted by any amortizable bond premium (described below under "Debt Securities Purchased at a Premium") or acquisition premium.

In applying the constant-yield method to a Debt Security with respect to which this election has been made, the issue price of the Debt Security will equal the electing U.S. Holder's adjusted basis in the Debt Security immediately af-ter its acquisition, the issue date of the Debt Security will be the date of its acquisition by the electing U.S. Holder, and no payments on the Debt Secu-rity will be treated as payments of qualified stated interest. This election will generally apply only to the Debt Security with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Debt Security with amortizable bond premium, then the elect-ing U.S. Holder will be deemed to have elected to apply amortizable bond pre-mium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing U.S. Holder as of the beginning of the taxable year in which the Debt Security with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

If the election to apply the constant-yield method to all interest on a Debt Security is made with respect to a Market Discount Debt Security (as defined below under "U.S. Holders of Debt Securities--Market Discount"), the electing United States Holder will be treated as having made the election discussed be-low under "Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. Hold-er.

Floating Rate Debt Securities. Debt Securities that bear interest at a floating rate ("Floating Rate Debt Securities") generally will bear interest at a "qual-ified floating rate" and thus will be treated as "variable rate debt instru-ments" under the OID Regulations. A Floating Rate Debt Security will qualify as a "variable rate debt instrument" under the OID Regulations if (a) its issue price does not exceed the total noncontingent principal payments due under the Floating Rate Debt Security by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at cur-rent values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified in-verse floating rate.

A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Floating Rate Debt Security is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Floating Rate Debt Security (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Floating Rate Debt Security's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would other-wise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note.

An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objec-tive financial or economic information (e.g., one or more qualified floating rates or the yield of actively traded personal property). The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a vari-able rate of interest on a Floating Rate Debt Security will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Floating Rate Debt Security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Floating Rate Debt Security's term. A "quali-fied inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Float-ing Rate Debt Security provides for stated interest at a fixed rate for an ini-tial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Floating Rate Debt Security's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "cur-rent value" of a rate is the value of the rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day.

If a Floating Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regula-tions, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annu-ally will constitute qualified stated interest and will be taxed accordingly. Thus, a Floating Rate Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with OID unless the Floating Rate Debt Security is issued at a "true" discount (i.e., at a price below the Debt Security's stated principal amount) in excess of a speci-fied de minimis amount. OID on such a Floating Rate Debt Security arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or quali-fied inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Debt Security.

In general, any other Floating Rate Debt Security that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of OID and quali-fied stated interest on the Debt Security. The OID Regulations generally re-quire that such a Floating Rate Debt Security be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qual-ified inverse floating rate provided for under the terms of the Floating Rate Debt Security with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Floating Rate Debt Security's issue date. Any objective rate (other than a qualified in-verse floating rate) provided for under the terms of the Floating Rate Debt Se-curity is converted into a fixed rate that reflects the yield that is reasona-bly expected for the Floating Rate Debt Security. In the case of a Floating Rate Debt Security that qualifies as a "variable rate debt instrument" and pro-vides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Floating Rate Debt Security provides for a qualified in-verse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Debt Security as of the Floating Rate Debt Security's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Floating Rate Debt Se-curity is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

Once the Floating Rate Debt Security is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general OID rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Floating Rate Debt Security will account for such OID and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. In each accrual period, ap-propriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the ac-tual amount of interest accrued or paid on the Floating Rate Debt Security dur-ing the accrual period.

If a Floating Rate Debt Security, such as a Debt Security the payments on which are determined by reference to any index, does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Floating Rate Debt Secu-rity would be treated as a contingent payment debt obligation. The proper United States Federal income tax treatment of Floating Rate Debt Securities that are treated as contingent payment debt obligations will be more fully de-scribed in the applicable Prospectus Supplement.

Short-Term Debt Securities. In general, an individual or other cash basis United States Holder of a short-term Debt Security is not required to accrue OID (as specially defined below for the purposes of this paragraph) for United States federal income tax purposes unless it elects to do so (but may be re-quired to include any stated interest in income as the interest is received). Accrual basis U.S. Holders and certain other U.S. Holders, including banks, regulated investment compa-nies, dealers in securities, common trust funds, U.S. Holders who hold Debt Securities as part of certain identified hedging transactions, certain pass-thru entities and cash basis U.S. Holders who so elect, are required to accrue OID on short-term Debt Securities on either a straight-line basis or under the constant-yield method (based on daily compounding), at the election of the U.S. Holder. In the case of a U.S. Holder not required and not electing to in-clude OID in income currently, any gain realized on the sale, exchange or re-tirement of the short-term Debt Security will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to ac-crue the OID under the constant-yield method) through the date of sale, ex-change or retirement. U.S. Holders who are not required and do not elect to accrue OID on short-term Debt Securities will be required to defer deductions for interest on borrowings incurred or continued to purchase or carry short-term Debt Securities in an amount not exceeding the deferred interest income until the deferred interest income is realized.

For purposes of determining the amount of OID subject to these rules, all in-terest payments on a short-term Debt Security, including stated interest, are included in the short-term Debt Security's stated redemption price at maturi-ty.

Foreign Currency Discount Debt Securities. OID for any accrual period on a Discount Debt Security that is denominated in, or determined by reference to, a foreign currency will be determined in the foreign currency and then trans-lated into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. Holder, as described above under "Payments of Interest-- Foreign Currency Denominated Interest." Upon receipt of an amount attributable to OID (whether in connection with a payment of interest or the sale or re-tirement of a Debt Security), a U.S. Holder may recognize ordinary income or loss.

Market Discount

A Debt Security, other than a short-term Debt Security, will be treated as purchased at a market discount (a "Market Discount Debt Security") if the Debt Security's stated redemption price at maturity or, in the case of a Discount Debt Security, the Debt Security's "revised issue price", exceeds the amount for which the U.S. Holder purchased the Debt Security by at least 1/4 of 1 percent of such Debt Security's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Debt Security's maturity. If such excess is not sufficient to cause the Debt Security to be a Market Discount Debt Security, then such excess constitutes "de minimis market discount." The Code provides that, for these purposes, the "revised issue price" of a Debt Security generally equals its issue price, in-creased by the amount of any OID that has accrued on the Debt Security.

Any gain recognized on the maturity or disposition of a Market Discount Debt Security will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Debt Security. Alternatively, a U.S. Holder of a Market Discount Debt Security may elect to include market discount in income currently over the life of the Debt Security. Such an elec-tion shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

Market discount on a Market Discount Debt Security will accrue on a straight-line basis unless the United States Holder elects to accrue such market dis-count on a constant-yield method. Such an election shall apply only to the Debt Security with respect to which it is made and may not be revoked without the consent of the IRS. A United States Holder of a Market Discount Debt Secu-rity that does not elect to include market discount in income currently gener-ally will be required to defer deductions for interest on borrowings allocable to such Debt Security in an amount not exceeding the accrued market discount on such Debt Security until the maturity or disposition of such Debt Security.

Debt Securities Purchased at a Premium

A U.S. Holder that purchases a Debt Security for an amount in excess of its principal amount, or in the case of a Discount Debt Security, its stated re-demption price at maturity, may elect to treat such excess as "amortiza-ble bond premium," in which case the amount required to be included in the U.S. Holder's income each year with respect to interest on the Debt Security will be reduced by the amount of amortizable bond premium allocable (based on the Debt Security's yield to maturity) to such year. A U.S. Holder who makes such elec-tion must reduce such Holder's tax basis in the Debt Security by the amount of amortized premium. In the case of a Debt Security that is denominated in, or determined by reference to a foreign currency, bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, exchange gain or loss (taxable as ordinary income or loss) is realized measured by the difference between exchange rates at that time and at the time of the acquisition of the Debt Securities. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder at the begin-ning of the first taxable year to which the election applies or thereafter ac-quired by the U.S. Holder, and is irrevocable without the consent of the IRS. See also "Original Issue Discount--Election to Treat All Interest as Original Issue Discount."

Purchase, Sale and Retirement of the Debt Securities

A U.S. Holder's tax basis in a Debt Security will generally be its U.S. dollar cost (as defined below), increased by the amount of any OID or market discount included in the U.S. Holder's income with respect to the Debt Security and the amount, if any, of income attributable to de minimis original issue discount and de minimis market discount included in the U.S. Holder's income with re-spect to the Debt Security, and reduced by (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortiz-able bond premium applied to reduce interest on the Debt Security. The U.S. dollar cost of a Debt Security purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on the date of purchase or, in the case of Debt Securities traded on an established securities market, as de-fined in the applicable Treasury Regulations, that are purchased by a cash ba-sis U.S. Holder (or an accrual basis U.S. Holder that so elects), on the set-tlement date for the purchase.

A U.S. Holder will generally recognize gain or loss on the sale or retirement of a Debt Security equal to the difference between the amount realized on the sale or retirement and the tax basis of the Debt Security. The amount realized on a sale or retirement for an amount in foreign currency will be the U.S. dol-lar value of such amount on the date of sale or retirement or, in the case of Debt Securities traded on an established securities market, as defined in the applicable Treasury Regulations, sold by a cash basis U.S. Holder (or an ac-crual basis U.S. Holder that so elects), on the settlement date for the sale. Except to the extent described above under "Original Issue Discount--Short-Term Debt Securities" or "Market Discount" or described in the next succeeding para-graph or attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Debt Security will be capital gain or loss. Gain on property held by an individual taxpayer for more than 18 months is generally subject to a maximum rate of tax of 20%. Gain on property held by an individual taxpayer for more than one year and up to 18 months is generally subject to tax at a maximum rate of tax of 28%. U.S. Holders are urged to consult their own tax advisors with respect to recently enacted capital gains legislation.

Gain or loss recognized by a U.S. Holder on the sale or retirement of a Debt Security that is attributable to changes in exchange rates will be treated as ordinary income or loss. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

Conversion

A U.S. Holder's conversion of Debt Securities into Common Stock generally will not be a taxable event (except to the extent attributable to accrued but unpaid interest or to cash received in lieu of a fractional Share) for U.S. federal income tax purposes. A U.S. Holder's basis and holding period in Common Stock received upon conversion will generally be the same as the U.S. Holder's basis (exclusive of any tax basis allocable to a fractional share) and holding period in the Debt Securities converted.

The conversion ratio of Debt Securities that are convertible will be subject to adjustment in certain circumstances. Those adjustments may give rise to deemed dividend income to U.S. Holders. Furthermore, the failure to adjust the conversion ratio to reflect certain events can in some circumstances give rise to deemed dividend income to U.S. Holders.

Exchange of Amounts in Other than U.S. Dollars

Foreign currency received as interest on a Debt Security or on the sale or re-tirement of a Debt Security will have a tax basis equal to its U.S. dollar value at the time such interest is received or at the time of such sale or re-tirement. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of pur-chase. Any gain or loss recognized on a sale or other disposition of foreign currency (including its use to purchase Debt Securities or upon exchange for U.S. dollars) will be ordinary income or loss.

Amortizing Debt Securities

The applicable Prospectus Supplement will contain a discussion of special United States federal income tax rules applicable to Debt Securities that pro-vide for partial principal payments prior to stated maturity.

UNITED STATES ALIEN HOLDERS

An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Resident aliens are subject to United States federal tax as if they were United States citizens and resi-dents. See "U.S. Holders of Debt Securities" above.

Debt Securities

Under present United States federal income and estate tax law and subject to the discussion of backup withholding and, in the case of Debt Securities con-vertible into Common Stock of the Company ("Convertible Debt Securities"), the discussion under "United States Real Property Holding Corporation Considera-tions," below:

  (i) payments of principal, premium (if any) and interest (including OID) by the Company or any of its paying agents to any holder of a Debt Security who or which is a United States Alien Holder will not be subject to United States federal withholding tax if, in the case of interest or OID, (a) the beneficial owner of the Debt Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Debt Secu-rity is not a controlled foreign corporation that is related to the Company through stock ownership, (c) the interest on the Debt Security is not con-tingent interest to which Section 871(h)(4)(A) of the Code is applicable, and (d) either (A) the beneficial owner of the Debt Security certifies to the Company or its agent, under penalties of perjury, that it is not a U.S. Holder and provides its name and address or (B) a securities clearing or-ganization, bank or other financial institution that holds customers' secu-rities in the ordinary course of its trade or business (a "financial insti-tution") and holds the Debt Security certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

  (ii) a United States Alien Holder of a Debt Security will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a Debt Security; and

  (iii) a Debt Security held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a re-sult of the individual's death if the individual did not actually or con-structively own 10% or more of the total combined voting power of all clas-ses of stock of the Company entitled to vote, the income on the Debt Secu-rity would not have been effectively connected with a United States trade or business of the individual at the individual's death and in the case of a Debt Security on which all or a portion of the interest payments are con-tingent interest to which Section 871(h)(4)(A) is applicable, only to the extent that the value of such Debt Security is not allocable to such inter-est.

Recently issued Treasury regulations (the "Withholding Regulations") that will be effective with respect to payments made after December 31, 1998, will pro-vide alternative methods for satisfying the certification requirements de-scribed in clause (i)(d) above. The Withholding Regulations also will require, in the case of Debt Securities held by a foreign partnership, that (x) such certification requirements be satisfied by the partners and (y) the partnership provide certain information, including its taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

Common Stock

Dividends. In the event that dividends are paid on shares of Common Stock, ex-cept as described below, such dividends paid to a United States Alien Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the United States Alien Holder within the United States. If the dividend is effectively connected with the conduct of a trade or busi-ness of the United States Alien Holder within the United States, the dividend would be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates, provided that Form 4224 is filed with the paying agent, and would be exempt from the 30% withholding tax described above. Certification and disclosure requirements relating to the ef-fectively connected income exemption from withholding are slightly modified un-der the Withholding Regulations with respect to payments made after December 31, 1998. Any effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable in-come tax treaty.

Under currently effective United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above, and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicabil-ity of a tax treaty rate. Under the Withholding Regulations, however, effective for payments made after December 31, 1998, a United States Alien Holder of Com-mon Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements.

A United States Alien Holder of Common Stock that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a re-fund of any excess amounts currently withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock. A United States Alien Holder generally will not be subject to United States federal income tax on any gain recognized on a disposition of a share of Common Stock unless (i) subject to the exception discussed below under "United States Real Property Holding Corporation Consid-erations," the Company is or has been a "United States real property holding corporation" (a "USRPHC") within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposi-tion or such United States Alien Holder's holding period (the "Required Holding Period"), (ii) the gain is effectively connected with the conduct of a trade or business within the United States of the United States Alien Holder and, if a tax treaty applies, attributable to a permanent establishment maintained by the United States Alien Holder, (iii) the United States Alien Holder is an individ-ual who holds the share of

Common Stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and either (a) such indi-vidual has a "tax home" (as defined for United States federal income tax pur-poses) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by such individu-al, or (iv) the United States Alien Holder is subject to tax pursuant to the Code provisions applicable to certain United States expatriates.

If an individual United States Alien Holder falls under clauses (ii) or (iv) above, he or she will be taxed on his or her net gain derived from the sale un-der regular United States federal income tax rates. If the individual United States Alien Holder falls under clause (iii) above, he or she will be subject to a flat 30% tax on the gain derived from the sale which may be offset by United States capital losses (notwithstanding the fact that he or she is not considered a resident of the United States). If a United States Alien Holder that is a foreign corporation falls under clause (ii) above, it will be taxed on its gain under regular graduated United States federal income tax rates and, in addition, will under certain circumstances be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

Federal Estate Taxes. Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States Fed-eral estate tax purposes) of the United States at the date of death will be in-cluded in such individual's estate for United States Federal estate tax purpos-es, unless an applicable estate tax treaty provides otherwise.

United States Real Property Holding Corporation Considerations

Gain realized by a United States Alien Holder who would not ordinarily be sub-ject to U.S. federal income tax on gain is, under certain circumstances, sub-ject to tax on gain realized on the disposition (and possible withholding tax on the proceeds from such disposition) of interests (including stock and con-vertible debt) in a USRPHC, other than interests solely as a creditor. Except in the case of Convertible Debt Securities (or certain contingent payment Debt Securities with respect to which the proper United States Federal income tax treatment will be more fully described in the applicable Prospectus Supple-
ment), United States Alien Holders of Debt Securities will not be subject to such tax or withholding, because Debt Securities will generally be considered interests solely as a creditor. Furthermore, while not free from doubt, the Company believes that it is not currently, and does not currently anticipate becoming, a USRPHC. A corporation is generally a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. As a result, United States Alien Holders of Common Stock or Convertible Debt Securities should also not be subject to such tax or withholding.

Even if the Company were a USRPHC, a United States Alien Holder would generally not be subject to tax, or withholding in respect of such tax, on gain from a sale or other disposition of Common Stock or Convertible Debt Securities by reason of the Company's USRPHC status so long as the Common Stock is regularly traded (and, in the case of a sale or other disposition of Convertible Debt Se-curities, such Securities are regularly traded) on an established securities market during the calendar year in which such sale or disposition occurs, pro-vided that such holder does not own, actually or constructively, Common Stock or Convertible Debt Securities with a fair market value in excess of 5% of the fair market value of all Common Stock or Convertible Debt Securities, respec-tively, outstanding at any time during the Required Holding Period.

If the Company is or has been a USRPHC within the Required Holding Period, and if a United States Alien Holder owns in excess of 5% (as described in the pre-ceding paragraph), such United States Alien Holder of Common Stock or Convert-ible Debt Securities will be subject to United States federal income tax on gain recognized on a sale or other disposition of such Common Stock or Convert-ible Debt Securities, but will not be subject to withholding in respect of such tax provided that the Common Stock and Convertible Debt Securities are regu-larly traded during the year of sale or disposition.

BACKUP WITHHOLDING AND INFORMATION REPORTING

U.S. Holders

In general, information reporting requirements will apply to payments of prin-cipal, any premium and interest on a Debt Security, payments of dividends on Common Stock and the proceeds of the sale of Common Stock or a Debt Security before maturity within the United States to, and to the accrual of OID on a Discount Debt Security with respect to, non-corporate U.S. Holders, and "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the U.S. Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its fed-eral income tax returns. Holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

United States Alien Holders

Backup withholding will generally not apply to payments of principal, premium (if any) and interest (including OID) made by the Company or a paying agent to a United States Alien Holder on a Debt Security if the certification described in clause (i)(d) under "United States Alien Holders--Debt Securities" above is received, provided that the payor does not have actual knowledge that the holder is a United States person. The Company may be required to report annu-ally to the IRS and to each United States Alien Holder the amount of interest paid to, and the tax withheld, if any, with respect to such Holder.

The Company must report annually to the IRS and to each United States Alien Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply re-gardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the United States Alien Holder resides un-der the provisions of an applicable income tax treaty.

Payments of the proceeds from the sale by a United States Alien Holder of Com-mon Stock or a Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or, effective after December 31, 1998, in certain other cases, information reporting may apply to such payments. Payments of the pro-ceeds from the sale of Common Stock or a Debt Security to or through the United States office of a broker is subject to information reporting and backup with-holding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY. ALL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DEBT SECURITIES OR COMMON STOCK TO THEM, IN-CLUDING THE APPLICABILITY AND EFFECT OF STATE, FEDERAL, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

                              PLAN OF DISTRIBUTION

American Stores may sell the Securities in and/or outside the United States:
(i) through underwriters or dealers; (ii) directly to a limited number of pur-chasers or to a single purchaser; or (iii) through agents. The applicable Pro-spectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters or agents, if any, the purchase price of the Securities and the proceeds to American Stores from such sale. In addition, the applicable Prospectus Supple-ment will set forth any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers. Any initial public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions including negotiated transactions, at a fixed public of-fering price or at varying prices determined at the time of sale. The Securi-ties may be offered to the public either through underwriting syndicates rep-resented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a par-ticular underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all the Securities if any are purchased.

If dealers are used in the sale of Securities in respect of which this Pro-spectus is delivered, American Stores will sell such Securities to the dealers as principals. The dealers may then resell such Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

The Securities may be sold through agents designated by American Stores from time to time. Any agent involved in the offer or sale of the Securities in re-spect to which this Prospectus is delivered will be named, and any commissions payable by American Stores to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Sup-plement, any such agent will be acting on a best efforts basis for the period of its appointment.

The Securities may be sold directly by American Stores to institutional in-vestors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales, including the terms of any bidding or auction process, will be de-scribed in the Prospectus Supplement relating thereto.

Agents, dealers and underwriters may be entitled under agreements entered into with American Stores to indemnification by American Stores against certain civil liabilities, including liabilities under the Securities Act, or to con-tribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for American Stores in the ordinary course of business.

In connection with an offering, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, such persons may overallot such offer-ing, creating a syndicate short position. In addition, such persons may bid for, and purchase, the Securities in the open market to cover syndicate shorts or to stabilize the price of the Securities. Finally, such persons may reclaim selling concessions allowed for distributing the Securities in an offering, if such persons repurchase previously distributed Securities in syndicate cover-ing transactions, in stabilization transactions or otherwise. Any of these ac-tivities may stabilize or maintain the market price of the Securities above independent market levels. Such persons are not required to engage in these activities, and may end any of these activities at any time. The Securities (other than shares of Common Stock) may or may not be listed on a national se-curities exchange. No assurances can be given as to the future liquidity of the trading market, if any, for any Securities issued.

                                 LEGAL MATTERS

Certain legal matters in connection with any Offerings will be passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York and for any underwriters or agents by a firm specified in the applicable Prospectus Supple-ment.

                                    EXPERTS

The consolidated financial statements of the Company incorporated by reference in the Company's Annual report on Form 10-K for the year ended February 1, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the au-thority of such firm as experts in accounting and auditing